NOTICE OF 2015
ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

The 2015 Annual Meeting of Stockholders of Noranda Aluminum
Holding Corporation will be held at:

THE LONDON NYC
151 West 54th Street
New York, New York

on Thursday, May 14, 2015, at 10:00 a.m.,
Eastern Daylight Time

NORANDA ALUMINUM HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 14, 2015 at 10:00 a.m., Eastern Daylight Time
The 2015 Annual Meeting of Stockholders of Noranda Aluminum Holding Corporation will be held on Thursday, May 14, 2015 at 10:00 a.m., Eastern Daylight Time, at The London NYC, 151 West 54th Street, New York, New York for the following purposes:

1.	To elect four directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

3.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.
All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 23, 2014 will be entitled to notice of, and to vote at, the meeting or any adjournments.
Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.
By Order of the Board of Directors,
Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary
Franklin, Tennessee
April 10, 2015
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2015: The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report are available at: www.norandaaluminum.com/proxy

NORANDA ALUMINUM HOLDING CORPORATION
801 Crescent Centre Drive, Suite 600
Franklin, TN 37067
(615) 771-5700
PROXY STATEMENT
PROXIES AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors, which we refer to as the “Board,” for use at the Annual Meeting of Stockholders to be held on May 14, 2015 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about April 10, 2015.
Each holder of record of our common stock at the close of business on March 23, 2015 is entitled to one vote per share. At the close of business on March 23, 2015, 69,118,901 shares of our common stock were outstanding.
Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
The presence, in person or by proxy, of the holders of a majority of our outstanding shares entitled to vote generally in the election of directors constitutes a quorum. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on any of the matters described above. A broker “non-vote” occurs when a broker holding shares in nominee or “street” name does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.
The Board is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the proxy card will vote in their discretion on such matters.
Solicitation of proxies on behalf of the Board may be made by our employees through the mail, in person and by telephone. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.
In this proxy statement, we will sometimes refer to our company as “Noranda HoldCo.” Our references to “Apollo” mean investment funds affiliated with, or co-investment vehicles managed materially by, Apollo Management L.P. (including Apollo Investment Fund VI, L.P. along with parallel investment funds), which we refer to as the “Apollo Funds.” Apollo owned 33.2% of our common stock on March 23, 2015.

ELECTION OF DIRECTORS
Our amended and restated certificate of incorporation provides for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, four directors will be elected to serve until the 2018 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.
Under an amended and restated securityholders agreement, dated as of May 19, 2010, among Noranda HoldCo, Apollo and management employees who hold our common stock, options to acquire our common stock or restricted stock, except as otherwise required by applicable law, if Apollo continues to hold (1) at least 30 percent but less than 50 percent of our outstanding common stock, it will have the right to designate six director nominees; (2) at least 20 percent but less than 30 percent of our outstanding common stock, it will have the right to designate five director nominees; and (3) at least 10 percent but less than 20 percent of our outstanding common stock, it will have the right to designate four director nominees. The number of director nominees Apollo has a right to designate based on the share ownership levels described above will decrease to four, three and two, respectively, if the Board decreases the size of the Board to nine or fewer directors. Once Apollo owns less than 10 percent of our outstanding common stock, it will no longer have any right to designate directors. Except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on the Board caused by the departure of a director who was designated by Apollo. Based on Apollo’s ownership of 33.2% of our common stock on March 23, 2015, Apollo has the right to designate six of our director nominees.
In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who, together with the Apollo designees, collectively possess the range of attributes described below under “Corporate Governance - Nominating and Governance Committee.” The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess the attributes and experience, which, together with the respective attributes of our directors whose terms expire in 2016 and 2017, make each of the nominees well qualified to serve on the Board.
We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board, unless the Board determines to reduce the number of directors in the relevant class. Information concerning the nominees and the continuing members of the Board is provided below.
The Board of Directors recommends a vote FOR the election of all of the nominees.
Standing for Election for Term Expiring in 2018
Richard B. Evans, 67, has been a director since March 2010. He has been Chairman of the Board of Constellium, N.V., a company that produces aluminum fabricated products for the aerospace, packaging and automotive industries worldwide, since December 2012, and also serves as a member of its Remuneration Committee and Nominating/Governance Committee. From February 2010 through November 2011, he was Constellium’s Interim Chief Executive Officer. Until May 2013, he served as Non-Executive Chairman of Resolute Forest Products (formerly AbitibiBowater Inc.), a forest products company based in Montreal. He is an independent director and member of the Audit Committee of CGI Group, Inc., a company engaged in information technology and management consulting, as well as outsourcing services. He retired in April 2009 as an Executive Director of London-based Rio Tinto plc and Melbourne-based Rio Tinto Ltd., and as Chief Executive officer of Rio Tinto Alcan, a wholly-owned subsidiary of Rio Tinto and the world’s leading producer of aluminum. Mr. Evans was President and Chief Executive Officer of Montreal-based Alcan Inc. from March 2006 to October 2007, and led the negotiation of the acquisition of Alcan by Rio Tinto in October 2007. He was Alcan’s Executive Vice President and Chief Operating Officer from September 2005 to March 2006. Prior to joining Alcan in 1997, he held various senior management positions with the Kaiser Aluminum and Chemical Company during his 27 years with the company. Mr. Evans previously served as Chairman of the International Aluminum Institute,
Chairman of the Washington, D.C.-based U.S. Aluminum Association and a member of the Advisory Board of the Global Economic Symposium based in Kiel, Germany.
Mr. Evans’ 40 years in the aluminum industry has provided him with extensive experience in executive management, including experience in engineering, operations, sales and strategy. His industry-specific knowledge, enhanced by his global perspective with respect to the aluminum market gained as a board member of the International Aluminum Institute, enables him to provide valuable insights to management and to the Board with respect to both global and domestic aspects of the aluminum industry. Moreover, Mr. Evans’ financial experience in his past management positions make him well qualified to serve on the Audit Committee.

Robert J. Kalsow-Ramos, 29, has been a director since March 2014. He is an investment professional at Apollo. He joined Apollo in 2010 and has been involved in the evaluation and execution of private equity transactions in a variety of industries. Prior to joining Apollo, Mr. Kalsow-Ramos was a member of the Investment Banking Division at Morgan Stanley from 2008 to 2010. He also serves on the boards of directors of Hexion Holdings LLC and MPM Holdings Inc. Mr. Kalsow-Ramos is a member of Hexion Holdings LLC’s Compensation Committee and Chair of its Audit Committee. He also serves on the Audit Committee of MPM Holdings Inc. Mr. Kalsow-Ramos graduated with High Honors from the Stephen M. Ross School of Business at University of Michigan with a Bachelor of Business Administration.
Mr. Kalsow-Ramos has significant experience identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo, and has over seven years of experience financing, analyzing and investing in public and private companies. He has worked on numerous transactions in the commodities industry and is on the Apollo team responsible for monitoring other Apollo sponsored metals and mining companies. In this role, he has worked closely with our management since Noranda’s initial public offering in 2010.
Carl J. Rickertsen, 55, has been a director since April 2012. He has been, since February 2005, a Managing Partner of Pine Creek Partners, a private equity fund targeting small manufacturing, distribution and service industry businesses. From September 1994 to October 2004, he was Chief Operating Officer and Partner of Thayer Capital Partners, a private equity firm. Mr. Rickertsen was a founding partner of three Thayer Capital funds totaling over $1.4 billion. From March 1989 to February 1993, Mr. Rickertsen was a general partner of Hancock Park Associates, an investment firm. Earlier in his career, Mr. Rickertsen was employed by Brentwood Associates and Morgan Stanley & Co. Incorporated. He is a director of Berry Plastics Group, Inc., MicroStrategy Incorporated, Apollo Senior Floating Rate Fund, Inc. and Apollo Tactical Income Fund, and previously served on the board of directors of Convera Corporation, UAP Holding Corp. and Homeland Security Capital Corp.
Mr. Rickertsen’s extensive experience with respect to investing in and advising a wide range of businesses enables him to provide valuable insights to the Board regarding strategic planning, capital structuring, financing and acquisitions.
Alan H. Schumacher, 68, has been a director since January 2008. From 1977 to 2000, Mr. Schumacher served in various financial positions at American National Can Group, Inc. and its subsidiary, American National Can Company, most recently serving as Executive Vice President and Chief Financial Officer of American National Can Group, Inc. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from July 2002 until June 2012. He is a director of BlueLinx Holdings, Inc., Quality Distribution, Inc., School Bus Holdings, Inc., Evertec, Inc. and NAI Holdings, Inc. Mr. Schumacher was a director of EAF, LLC until February 2012.
Mr. Schumacher’s past service as the Chief Financial Officer of American National Can Group, Inc., in addition to various other financial positions with that company, and his past membership on the Federal Accounting Standards Advisory Board, enables him to provide important insights to the Board on matters affecting finance and accounting, strategic planning and risk management, and makes him well-qualified to serve as Chairman of the Audit Committee.
Current Term Expires in 2016
Matthew H. Nord, 35, has been a director since March 2007. Mr. Nord joined Apollo in 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group Inc., Constellium N.V., Novitex Holdings, Inc. and Presidio Holdings, Inc. Mr. Nord previously served on the Board of Directors of Evertec, Inc., Hughes Telematics Inc., MidCap Financial Holdings, Inc. and SOURCEHOV Holdings, Inc. He also serves on the Board of Overseers of the University of Pennsylvania School of Design and the board of Montefiore Health System. Mr. Nord graduated summa cum laude with a BS in Economics from the Wharton School of the University of Pennsylvania.
Mr. Nord has over ten years of experience in financing, analyzing and investing in public and private companies, including significant experience making and managing private equity investments on behalf of Apollo. He has worked on numerous metals industry transactions at Apollo, particularly in the aluminum sector. Together with Mr. Press, he led the Apollo diligence team for the acquisition of our business and has worked closely with our management since the acquisition.
Eric L. Press, 49, has been a director since March 2007. Mr. Press is a senior partner of Apollo and joined Apollo in 1998. Prior to joining Apollo, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press has been engaged in a broad range of Apollo’s lodging, leisure and entertainment investment activities, as well as Apollo’s investments in basic industries and financial services. Mr. Press also serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Affinion Group Holdings, Inc., Caesars Entertainment Corporation, Princimar Chemical Holdings LLC and Verso Corporation. Mr. Press previously served on the boards of directors of Athene Holding Ltd., Innkeepers USA, Metals USA Holdings Corp. and Prestige Cruise Holdings, Inc. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Journal.
Mr. Press has approximately 20 years of experience in the process of financing, analyzing, investing in and advising public and private companies and their boards of directors. He is one of the leaders of Apollo’s private equity investments in metals and mining and has considerable experience making and managing private equity investments on behalf of Apollo. Together with Mr. Nord, he led the Apollo diligence team for the acquisition of our company’s business and has worked closely with our management since the acquisition.
Elliot G. Sagor, 74, has been a director since March 2014. Mr. Sagor has been a partner at the law firm of Mintz & Gold LLP since 2014. Mr. Sagor was a partner at Hogan Lovells US LLP (and its predecessor, Hogan & Hartson LLP) from 2002 to 2014, and was a partner at Squadron Ellenoff Plesent & Sheinfeld LLP from 1985 until its 2002 merger with Hogan & Hartson LLP (now Hogan Lovells). In his over 35 years in private practice, Mr. Sagor has represented clients in connection with complex civil and criminal litigation covering a wide variety of matters, including matters relating to federal and state securities laws, tax, accounting fraud, antitrust, product liability, environmental, and regulatory compliance. Mr. Sagor was an Assistant U.S. Attorney for the Southern District of New York from 1970 to 1976. He is a frequent lecturer and writer on ethics and other legal matters. Mr. Sagor received his law degree and also received an LL.M in Taxation from New York University School of Law. His undergraduate degree from the Wharton School of the University of Pennsylvania provided him with a background in accounting.
Mr. Sagor’s extensive experience in civil and criminal litigation matters, including complex accounting, tax and securities matters, coupled with his focus on ethics and his background in accounting and tax, enables him to provide insights to the Board on accounting, compliance, corporate governance, risk management and communications with regulatory agencies.
Layle K. Smith, 60, has been our President and Chief Executive Officer and a director since March 2008. From April 2007 to December 2007, Mr. Smith held the position of Executive Director with Berry Plastics Corporation. He was Chief Executive Officer and a member of the Board of Directors of Covalence Specialty Materials Corporation from June 2006 until it merged under common Apollo control with Berry Plastics Corporation in April 2007. In his role as Chief Executive Officer of Covalence, Mr. Smith was responsible for the executive leadership of the company, including accountability for achieving overall financial results. After its merger with Berry Plastics Corporation, Covalence was operated as a division of Berry Plastics, and Mr. Smith continued to be responsible for financial results as Executive Director of Berry Plastics. Mr. Smith was President and Chief Operating Officer of Resolution Performance Products LLC, an Apollo portfolio company, from September 2004 until that company merged under common Apollo control with Hexion Specialty Chemicals Inc. in May 2005. Mr. Smith served as a Divisional President at Hexion until his departure in June 2006. In his senior management roles, Mr. Smith was responsible for the executive management and operations of the company, including responsibility for achieving overall financial results. Previously, Mr. Smith held positions at NxtPhase Corporation, Ballard Power Systems and The Dow Chemical Company. Mr. Smith graduated in 1981 from Harvard University with an MBA and in 1977 with a BA in Chemistry.
Mr. Smith’s intimate knowledge of our company, gained through his tenure as our Chief Executive Officer, coupled with his extensive management experience, enables him to provide important insights to the Board regarding our operations, including finance, production, marketing, strategic planning and risk assessment.
Current Term Expires in 2017
William H. Brooks, 72, has been a director since July 2007 and Chairman of the Board of Noranda HoldCo since March 2008. Mr. Brooks was the President and Chief Executive Officer of Noranda HoldCo from May 2007 until he retired in March 2008. Prior to serving as our President and Chief Executive Officer, he was President of the Aluminum Business, President of the Rolling Mills Division, President of Primary Products Division and Plant Manager at our Huntingdon, Tennessee facility East and West. Mr. Brooks has over 30 years of experience in the aluminum industry, including 22 years with Noranda Aluminum. Mr. Brooks holds a BS in Business from Cleveland State University and an MBA from the University of Tennessee. He is a Certified Public Accountant.
Having served as our former Chief Executive Officer and in a variety of senior management positions within our company, Mr. Brooks has extensive knowledge of our day-to-day operations. In addition, he has acquired extensive knowledge from over 30 years of experience in the aluminum industry, enabling him to provide important insights in evaluating our priorities and challenges.
Matthew R. Michelini, 33, has been a director since March 2007. Mr. Michelini joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the mergers and acquisitions group of Lazard Frères & Co. from 2004 to 2006. Mr. Michelini also serves on the board of directors of Athene Holding Ltd. and previously served on the board of directors of Metals USA Holdings Corp. Mr. Michelini graduated from Princeton University with a BS in Mathematics and a Certificate in Finance.

Mr. Michelini has significant experience identifying opportunities for, negotiating, and managing private equity investments on behalf of Apollo, and has over seven years of experience in financing, analyzing and investing in public and private companies. He has worked with an Apollo diligence team on several transactions in the metals and mining sector, including the acquisition of our business. In addition, he is also on the Apollo team responsible for monitoring other Apollo sponsored metals and mining companies, and in this role he works closely with our management.
Thomas R. Miklich, 67, has been a director since January 2008. He was Vice President and Chief Financial Officer of Ferro Corporation from July 2010 until April 2012, and retired from that company in July 2012. He was a director, from 2002 to 2007, and Chief Financial Officer, from 2005 to 2007, of Titan Technology, Inc., a private information technology consulting and outsourcing company. Mr. Miklich also was a director, from 1994 to 2002, and Chief Financial Officer, from 2002 to 2004, of OM Group, Inc., a specialty chemical company. He also served as Chief Financial Officer for The Sherwin-Williams Company from 1986 to 1991. From 1993 to 2002, Mr. Miklich served as Chief Financial Officer of Invacare Corporation, and he also served as that company’s General Counsel. Mr. Miklich also is a director of Quality Distribution, Inc., and served as a director of United Agri Products from 2005 to 2007, as well as Chairman of United Agri Products’ Audit Committee.
Mr. Miklich’s extensive financial and legal experience enables him to provide to the Board valuable insights with regard to financial and legal issues, and also makes him a valued member of the Audit Committee.
Ronald S. Rolfe, 69, became a director in January 2013. He is currently a Retired Partner at Cravath, Swaine & Moore LLP, and his practice encompassed major antitrust and securities cases, corporate governance advice, Securities and Exchange Commission (“SEC”) and grand jury investigations and a wide range of commercial litigation and arbitrations for U.S. and international clients. Mr. Rolfe began as an Associate with Cravath in 1970 and became a Partner in 1977. He is currently a member of the Board of Directors and Audit Committee, and Chair of the Nominating and Corporate Governance Committee of Berry Plastics Group, Inc., and serves on the Board of Directors, Audit and Finance Committee and Nominating Committee of Reynolds American, Inc.; the Board of Directors of Time, Inc., for which he also serves as Chair of the Audit and Finance Committee; the Board of Directors of Advanced Assessment Systems, Inc. and the Board of Directors of Tune Core, Inc. He also serves on the Board of Trustees at The Allen-Stevenson School and De La Salle Academy, and as Trustee Emeritus of The Lawrenceville School. Other current positions held by Mr. Rolfe include President Emeritus of The Allen-Stevenson School, member of the Executive Committee of The Lawrenceville School and member of the Audit Committee and Chairman of the Governance Committee at De La Salle Academy. He graduated from Harvard College and Columbia Law School, where he served as an editor of the Columbia Law Review.
Mr. Rolfe’s long and distinguished legal career, during which he advised numerous corporate boards of directors and high-level executives, enables him to provide valuable insights with regard to risk management and corporate governance. In addition, his service on both for-profit and not-for-profit boards provides him with meaningful experience in strategic planning, accounting, budgeting and compliance with various regulatory systems.
CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
Our corporate governance guidelines, including guidelines relating to director qualifications and responsibilities, Board committees, director access to officers and employees, director compensation and other matters relating to our corporate governance, are available on the Investor Relations page of our website, www.norandaaluminum.com/investor. Also available on the Investor Relations page are other corporate governance documents, including our Code of Business Conduct and the charters of the Compensation Committee, Audit Committee and Nominating and Governance Committee.
Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Director Independence
The Board has affirmatively determined that Messrs. Brooks, Evans, Miklich, Rickertsen, Rolfe, Sagor and Schumacher are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards. The Board has further determined that each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and Compensation Committee meet the additional independence requirements of the NYSE applicable to them as members of those committees.

Mr. Smith is not considered independent due to his current employment relationship with us, and Messrs. Michelini, Nord, Press and Kalsow-Ramos are not considered independent due to their relationship with Apollo, our largest stockholder.
Executive Sessions of Non-Management Directors
The independent directors meet at regularly scheduled executive sessions outside of the presence of the directors who are not independent. Mr. Schumacher presides over the executive sessions of the independent directors.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that consideration of this issue is part of the succession planning process and that it is in the best interest of our company for the Board to make a determination when it elects a new Chief Executive Officer.
Currently, the positions of Chairman and Chief Executive Officer have been separated. Our Board Chairman is William H. Brooks, who was our President and Chief Executive Officer from May 2007 until March 2008, and previously served Noranda Aluminum in various capacities for over 20 years. Mr. Brooks initially agreed to serve as our Chairman at Apollo’s request and was compensated under a separate arrangement with Apollo that terminated in May 2010. We believe that Mr. Brooks’ leadership skills, coupled with his intimate knowledge of the aluminum industry, make him well qualified to serve as our Chairman at this time.
Management of risk is the direct responsibility of the Chief Executive Officer and other members of the Noranda Executive Team. The Board has responsibility for the oversight of risk management on an enterprise-wide basis, assessing whether management has appropriately identified the risks faced by our company, determining how those risks will evolve over time, and developing the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board regularly reviews information regarding operations, safety performance, cash and financial management, productivity, growth initiatives, and the risks associated with each. In addition, the Board develops an annual operating plan with management that takes into account key risks and opportunities. Several review sessions between management and the Board are conducted as part of the process to develop the operating plan, during which a thorough discussion of these risks and adequate risk mitigation efforts are undertaken.
Although the Board ultimately is responsible for overseeing our risk management efforts, the Board relies on its committees to assist with specific areas of risk oversight. The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•
The Audit Committee oversees risks relating to the financial statements and financial reporting processes, as well as internal controls, key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. At least two times a year, the Audit Committee receives a risk update, which focuses on our company’s risk assessment and risk management policies and processes. In addition, the Audit Committee annually conducts an assessment of compliance issues and programs.

•	The Environmental, Health and Safety Committee oversees risks related to our safety programs, public policy initiatives, the environment and similar matters.

•
The Compensation Committee oversees risks associated with our compensation policies and programs, management resources, compensation structure, succession planning, and development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

•
The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes, board organization and membership, as well as risks arising from related party transactions.

As noted above, the Compensation Committee oversees risks associated with our compensation policies and programs. In this regard, the Compensation Committee reviews with management the relationship between the compensation programs across our organization and risk management on a periodic basis. On the basis of the most recent review, we have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this determination, we considered the following:

•	Our compensation program is balanced and diversified among several components, including market-appropriate base salaries, deferred compensation and pension arrangements, which do not promote risk.

•
We have multiple performance metrics in our Incentive Compensation Plan, which also are applicable to our performance-vesting restricted shares (which are provided to our executive officers) and performance-vesting restricted stock units (which are provided to employees who are not executive officers); the metrics are designed so that no single metric could predominate or distort performance results.

•
Our metrics are tied to our operating plan and to key safety, cash and financial management and productivity goals; our employees are rewarded for increasing stockholder value; our metrics emphasize earnings, efficiency/cost effectiveness of manufacturing processes, and safety rather than revenues.

•
We have capped the maximum award under our Incentive Compensation Plan so that it cannot exceed 200 percent of the target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•
Performance-vesting restricted shares and restricted stock units vest over three year performance cycles, and service-vesting restricted shares and restricted stock units vest over three-year terms, which encourages a longer-term focus.

Communication with the Board
Any person who wishes to communicate with the Board, including the independent directors as a group, may direct a written communication, addressed to the Board, or to the independent directors at: Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. Alternatively, communications may be sent to NorandaBoard@noralinc.com. Correspondence will be logged in and forwarded to the director presiding over executive sessions of the independent directors.
Board Meetings and Board Committees
During 2014, the Board met seven times. There are five standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Environmental, Health and Safety Committee, each described below. All incumbent directors, with the exception of Mr. Evans, attended at least 75% of the total number of meetings held by the Board and all committees of the Board on which such director served. Mr. Evans attended 71% of all meetings. Messrs. Brooks, Evans, Miklich, Nord, Press, Rickertsen, Rolfe, Schumacher and Smith attended the 2014 Annual Meeting of Stockholders. It is the policy of the Board that all directors should attend our annual meeting of stockholders, absent exceptional circumstances.
Audit Committee. The members of the Audit Committee are Messrs. Schumacher (Chairman), Evans and Miklich. During 2014, the Audit Committee met eight times.
The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our consolidated financial statements;

•	the retention, independence, qualifications, performance and compensation of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters, including our Code of Business Conduct.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by contacting Listen Up via telephone at 1-866-398-0010 or via the internet at www.listenupreports.com. The complaints and submissions will be logged by Listen Up and forwarded to the members of the Audit Committee.
The Board has determined that Messrs. Schumacher and Miklich are “audit committee financial experts” within the meaning of SEC regulations.
Compensation Committee. The members of the Compensation Committee are Messrs. Rickertsen (Chairman), Sagor and Schumacher. During 2014, the Compensation Committee met six times. The principal duties and responsibilities of the Compensation Committee are:

•
to annually review and approve corporate goals and objectives relevant to compensation of our chief executive officer, evaluate his performance in light of those goals and approve his compensation level based on this evaluation;

•	at least annually, to review and approve the annual base salaries and annual incentive opportunities of our executive officers;

•
as and when appropriate, to review and approve incentive awards and opportunities, employment agreements, severance arrangements and change-in-control arrangements affecting elements of compensation, in each case as they affect our executive officers, as well as compensation and benefits for former executive officers;

•
to review the Compensation Discussion and Analysis required to be included in our proxy statement and determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included;

•	to prepare an annual Compensation Committee report required to be included in our proxy statement; and

•
together with the Company’s senior risk officers and general counsel, to annually review our employee compensation programs to determine whether any risk arising from the compensation programs is reasonably likely to have a material adverse effect upon our company.

The Compensation Committee considers the executive compensation recommendations as well as the comparative data provided by Semler Brossy Consulting Group LLC, a compensation consultant we engaged at the direction of the Compensation Committee and that we refer to below as “Semler Brossy.” See “Executive Compensation - Compensation Discussion and Analysis” for additional information.
Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Rickertsen (Chairman), Miklich and Sagor. During 2014, the Nominating and Governance Committee met two times.
The principal duties and responsibilities of the Nominating and Governance Committee are:

•	to seek individuals qualified to become board members and to recommend the director nominees for consideration at the annual meeting of stockholders;

•	to recommend director nominees for each committee of the Board;

•	to review annually and make recommendations to the Board with respect to director compensation;

•	to report to and discuss with the Board of Directors an annual assessment of the Board’s performance;

•	to review the adequacy of our Corporate Governance Guidelines; and

•	to review our succession planning and make an annual report to the Board on our succession planning.
When considering individuals to recommend for nomination as directors, the Nominating and Governance Committee considers the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates. Stockholder recommendations of candidates should be submitted in writing to: Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, Attention: Corporate Secretary. To recommend a candidate, a stockholder must submit the following information: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (ii) information about the relationship between the candidate and the recommending stockholder; (iii) the consent of the candidate to serve as a director and (iv) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate, and will reach a conclusion based on the criteria described above. We will notify the stockholder proponent of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.
The procedures described above relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee. If you wish to formally nominate a candidate, you must follow the procedures set forth in our By-Laws. See “Stockholder Proposals and Nomination of Director Candidates” below.
Executive Committee. The members of the Executive Committee are Messrs. Smith (Chairman), Nord and Press. During 2014, the Executive Committee met two times. The principal duties and responsibilities of the Executive Committee are:

•	subject to applicable law, to exercise the powers and the duties of the Board between Board meetings and while the Board is not in session; and

•	to implement the policy decisions of the Board.

Environmental, Health and Safety Committee. The members of the Environmental, Health and Safety Committee are Messrs. Brooks (Chairman), Rolfe and Smith. During 2014, the Environmental, Health and Safety Committee met four times.
The principal duties and responsibilities of the Environmental, Health and Safety Committee are as follows:

•	to review our policies, practices and programs with respect to the management of environmental, health and safety affairs, including those related to sustainability and natural resource management;

•	to monitor our compliance with environmental, health and safety laws and regulations, and our policies relating thereto; and

•
to receive reports from management regarding significant legislation or regulations, judicial decisions, treaties, protocols, conventions or other agreements, public policies or medical or other scientific developments involving environmental, health and safety issues that will or may have an effect on our business.

Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all employees of Noranda HoldCo and its worldwide subsidiaries. Among other things, the Code of Business Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file with the SEC; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Business Conduct provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to the Code of Business Conduct. The Code of Business Conduct is available on the Investor Relations page of our website at www.norandaaluminum.com/investor. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct by making disclosures concerning such matters available on the Investor Relations page of our website.
DIRECTOR COMPENSATION
Compensation for Service on the Board. Each of our non-employee directors, other than an Apollo affiliate, as described below, receives an annual retainer of $75,000, paid quarterly in advance, plus $2,000 for each meeting of the Board attended in person ($1,000 if attended by telephone). In lieu of an all-cash retainer, directors could elect to receive 50% of the quarterly retainer for the third and fourth quarters of 2014 in the form of restricted stock units (which were granted on May 8, 2014 to those directors who elected to receive the restricted stock units; 50% of the restricted stock units vested on each of September 30, 2014 and December 31, 2014). In addition, for years after 2014, directors may elect to receive restricted stock units in payment of 50% of the annual retainer (which, with respect to the 2015 annual retainer, was granted on December 2, 2014 to those directors who elected to receive the restricted stock units; 25% of the restricted stock units vest at the end of each calendar quarter in 2015). In addition, each of our non-employee directors, other than an affiliate of Apollo, receives an annual grant of restricted stock units having a value of $50,000, subject to a maximum grant of 15,000 restricted stock units. The restricted stock units vest on the first anniversary of the date of grant or, if earlier, upon the occurrence of certain termination of service events.
Compensation for Service on a Board Committee. Each of our non-employee directors who is a member of a committee of the Board, other than an Apollo affiliate, is entitled to receive $2,000 for each committee meeting attended in person ($1,000 if attended by telephone). In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000 and the Chairman of the Compensation Committee receives an annual retainer of $10,000. One half of the retainer for these committee chairmen is payable quarterly in advance in cash, and the other half is payable in shares of our common stock.
Compensation in Respect of Apollo Affiliates. A director who is an Apollo affiliate does not receive any annual retainer and meeting fees, including any equity grants (whether as a director or as a member of a Board committee). Instead, in consideration for providing the services of such Apollo designee, Apollo Management VI, L.P. receives 87.5% of the amount of such retainer or fees that would otherwise be payable to the non-employee director and Apollo Alternative Assets, L.P. receives the remaining 12.5%.
The following table provides information regarding compensation for our non-employee directors in 2014, which reflects the directors’ fees and other arrangements described above. The table does not include compensation to Layle K. Smith, our President and Chief Executive Officer, which is included in the 2014 Summary Compensation Table below. Mr. Smith receives no additional compensation in respect of his service on the Board.

2014 Director Compensation

	Fees earned or paid in cash(1)	Stock awards(2)	Total(3)
Name	$	$	$
William H. Brooks	112,239	47,100	159,339
Richard B. Evans	114,239	47,100	161,339
Robert A. Kasdin(4)	38,884	5,001	43,885
Robert J. Kalsow-Ramos	—	—	—
Matthew R. Michelini	—	—	—
Thomas R. Miklich	127,614	47,100	174,714
Matthew H. Nord	—	—	—
Eric L. Press	—	—	—
Carl J. Rickertsen	120,815	50,853	171,668
Ronald S. Rolfe	108,239	47,100	155,339
Alan H. Schumacher	155,521	57,099	212,620
Elliot G. Sager	92,000	—	92,000
Gareth Turner(5)	—	—	—

(1)
Messrs. Brooks, Evans, Miklich, Rickertsen and Rolfe elected to receive $18,750 of their $75,000 annual retainer in the form of restricted stock units, and each received 6,068 restricted stock units that vested during 2014. With respect to the annual retainer to be paid in 2015, each of Messrs. Brooks, Evans, Rickertsen and Rolfe elected to receive one-half of their $75,000 retainer in restricted stock units, which were granted on December 2, 2014 (in the case of Messrs. Brooks, Rickertsen and Rolfe) and December 3, 2014 (in the case of Mr. Evans). The 9,741 restricted stock units granted to Messrs. Brooks, Rickertsen and Rolfe, and the 9,375 restricted stock units granted to Mr. Evans, vest in equal increments at the end of each calendar quarter in 2015). The 2015 annual retainer to which the restricted stock relates will be reflected in the 2015 Director Compensation Table

As described above, Messrs. Kalsow-Ramos, Michelini, Nord, Press, and Turner, who are affiliates of Apollo, received no compensation for their services in 2014. Rather, director fees were paid to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. for making these persons available to serve as non-employee directors. In 2014, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. received $332,925 and $47,500, respectively, in retainers and fees in respect of Messrs. Kalsow-Ramos, Michelini, Nord, Press and Turner.

(2)
The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value of the 3,115 restricted stock units granted to Mr. Schumacher (Chairman of the Audit Committee) on January 2, 2014 was $9,999. The grant date fair value of the 985 restricted stock units granted to Mr. Rickertson (Chairman of the Compensation Committee) on March 26, 2014 was $3,753 (Mr. Rickertsen’s RSUs, which were granted to him as part of his retainer for serving as Chairman of the Compensation Committee, were prorated for the portion of the year in which he served in that capacity). The grant date fair value of the annual grant of 15,000 restricted stock units to each of Messrs. Brooks, Evans, Miklich, Rickertson, Rolfe, Sagor and Schumacher on June 1, 2014 was $47,100. At December 31, 2014, Messrs. Brooks, Evans, Miklich, Rickertsen, Rolfe, Sagor and Schumacher held 15,000; 15,000; 15,000; 15,985; 15,000; 15,000 and 18,115 restricted stock units, respectively. In addition, at December 31, 2014, Mr. Brooks held options to purchase 136,200 shares, and each of Messrs. Miklich and Schumacher held options to purchase 20,000 shares. Because dividend equivalents on our ordinary quarterly dividends were factored into the grant date fair value of the restricted stock units, no additional amounts are shown with respect to dividend equivalents provided in respect of our ordinary quarterly dividends to the directors who held restricted stock units.

(3)
As described in note 1 above, Messrs. Kalsow-Ramos, Michelini, Nord, Press and Turner received no compensation for their services in 2014. Rather, on June 1, 2014, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. were granted 52,500 and 7,500 restricted stock units, respectively, for the continued future service of the Apollo affiliates as non-employee directors. During 2014, an additional 233 and 33 restricted stock units were granted to Apollo Management VI, L.P. and Apollo Alternative Assets, L.P., respectively, as dividend equivalents. On June 2, 2014, 20,457 restricted stock units previously granted to the Apollo entities in respect of services of Apollo’s director designees in 2013 were settled in cash for $64,235 based on the fair market value of our common shares on the vesting date.

(4)	Mr. Kasdin resigned from the Board, effective March 26, 2014.

(5)	Mr. Turner resigned from the Board, effective March 26, 2014.

EXECUTIVE OFFICERS
Below are the names and positions of each of our executive officers:

Name	Position
Layle K. Smith	President and Chief Executive Officer
Dale W. Boyles	Chief Financial Officer
Gail E. Lehman	Chief Administrative Officer, General Counsel and Corporate Secretary
Scott M. Croft	President, Primary & Value Added Business
Mr. Smith’s biography is set forth above under “Election of Directors—Current Term Expires in 2016.”
Dale W. Boyles, 54, has been our Chief Financial Officer since November 2013. From 2006 to June 2012, Mr. Boyles served in several capacities for Hanesbrands, Inc., a publicly traded apparel company, including Operating Chief Financial Officer from October 2011 to June 2012, Interim Chief Financial Officer from May 2011 to October 2011 and Vice President, Controller and Chief Accounting Officer from 2006 to May 2011. From 1997 through 2006, he served in various capacities for KPMG LLP, most recently as Audit Partner, Consumer & Industrial Markets. Mr. Boyles was Corporate Division Controller for Collins & Aikman Corporation from 1993 to 1996. Mr. Boyles received a BS in Accounting from the University of North Carolina at Charlotte and is a Certified Public Accountant in the State of North Carolina.
Gail E. Lehman, 55, has been our Chief Administrative Officer, General Counsel and Corporate Secretary since March 2012. She was our Vice President of Human Resources, General Counsel and Corporate Secretary from February 2011 until March 2012, and our Vice President, General Counsel and Corporate Secretary from January 2010 until February 2011. Prior to joining our company, she most recently was Vice President, General Counsel and Corporate Secretary of Hawker Beechcraft Corporation, a manufacturer of general aviation aircraft in Wichita, Kansas, from July 2007 until August 2009. From April 2006 until May 2007, Ms. Lehman served as Vice President, General Counsel and Corporate Secretary of Covalence Specialty Materials Corporation. From November 2001 through April 2006, Ms. Lehman was the Assistant General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey. Ms. Lehman holds a BA and M.Ed. from Rutgers University and a JD from Rutgers Law School in Newark, New Jersey.
Scott M. Croft, 51, has been President, Primary & Value Added Business, since January 2015. In that capacity, he has management responsibility over the operations of our Flat-Rolled Products and Primary Aluminum segments. He was President of Norandal USA, Inc., our wholly-owned subsidiary that operates the rolling mills (downstream) business that comprises the Flat-Rolled Products segment, from March 2006 until December 2014. His previous assignments with our predecessors include Site Manager of our Huntingdon, Tennessee facilities from 2002 to 2006, Director of Foil Operations from 2001 to 2002, Plant Manager at our Salisbury, North Carolina facility from 1995 to 2000 and Production Manager at Huntingdon, Tennessee from 1993 to 1995. Mr. Croft holds a BS in Metallurgical Engineering from the University of Pittsburgh and an MBA from Syracuse University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis, we discuss the compensation paid or awarded for 2014 to our executive officers listed in the 2014 Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”
The terms of employment for each of our executive officers generally are set forth in a Management Equity Investment and Incentive Term Sheet, which, as initially executed or, if amended, as so amended, we refer to as a “term sheet.”
Objectives of Compensation Program
We designed our compensation program to retain our executives, motivate them to achieve specific financial objectives and align their interests with our stockholders. In addition, we intend that our compensation program promote strong governance of our company, excellent cash management, long-term earnings growth and safety performance. We also strive to provide a competitive compensation package in order to attract and retain executive talent.
Our Process for Determining Compensation in 2014
Our Compensation Committee reviewed and approved all compensation paid to our executives for 2014. Generally, the Compensation Committee seeks to provide total cash compensation, which includes salary and target bonuses under our Incentive Compensation Plan, that is at or near the 50th percentile in the competitive marketplace.
At the direction of the Compensation Committee, we retained Semler Brossy Consulting Group LLC (“Semler Brossy”), a national compensation consulting firm that advises many companies, to provide advice regarding executive compensation. In this capacity, Semler Brossy provided a comparative analysis derived from data relating to a peer group of companies in our industry, as well as a metals and mining industry survey (with respect to compensation for Messrs. Smith and Croft) and a general industry survey (with respect to Mr. Boyles and Ms. Lehman), prepared by Equilar, Inc. The peer group companies were the following:

•	Carpenter Technology Corporation	•	Olympic Steel, Inc.
•	Castle (AM) and Company	•	OM Group, Inc.
•	Century Aluminum Company	•	Quanex Building Products Corporation
•	Graftech International, Ltd.	•	Schnitzer Steel Industries, Inc.
•	Haynes International, Inc.	•	Worthington Industries, Inc.
•	Kaiser Aluminum Corporation
Metals USA Holdings Corp., which was in the peer group for 2013, was dropped from the peer group because it was acquired by another entity. Otherwise, the peer group used in 2014 was the same as used in 2013.
While the Compensation Committee considers practices of the peer companies when it deliberates on compensation decisions, it does not mechanically benchmark our pay relative to specific comparative levels among these peer companies, as there are significant size and scope variations between our company and the peer companies. Instead, the Compensation Committee references both the peer group and survey data to obtain an understanding of competitive trends in our industry and in the marketplace generally. Data collected from the metals and mining industry survey and the general industry survey, which cover numerous companies, does not relate to specifically-named peer organizations, but rather reflects data for companies within objectively defined parameters. Semler Brossy regressed all peer group and survey data based on Noranda HoldCo’s revenue.
Changes in Executive Management in 2014
Wayne R. Hale resigned as our Upstream Business President, effective February 20, 2014, to pursue an external career opportunity outside of the aluminum industry. All unvested equity grants he held at the time of his resignation were forfeited, and he received no additional compensation upon his departure.

2014 Compensation
Base Salaries
In light of difficult business conditions, management recommended that no salary increases be provided in 2014, and the Compensation Committee accepted management’s recommendation. (The slight increase in 2014 of the amounts of Ms. Lehman’s and Mr. Croft’s salaries reflected on the Summary Compensation Table is due to the fact that the salary increases became effective on April 1, and their salaries previously were increased as of April 1, 2013. Mr. Boyles’ salary increase principally reflects the fact that he joined our company late in 2013.)
Incentive Compensation Plan
The Compensation Committee approved the performance metrics for the 2014 Incentive Compensation Plan. As was the case in 2013, the metrics for 2014 were designed to be standardized for four of our business segments to the extent we deemed practical (a fifth segment, corporate, principally reflects our corporate-level expenses and is not separately referenced in Incentive Compensation Plan metrics). We selected metrics that we believed would be significant indicators of the degree to which we were successful in implementing our strategy, so that superior performance would be appropriately incentivized and rewarded.
Each of the following metrics was applied, as indicated, to one or more of our segments (other than the corporate segment, which is not separately addressed in the Incentive Compensation Plan), weighted as indicated in the respective descriptions below.
Adjusted EBITDA Cost—(50% weighting for the Bauxite and Alumina Segments)—Adjusted EBITDA Cost consists of the costs to produce a metric tonne of bauxite or alumina, as applicable, adjusted to correspond to “EBITDA,” as defined in our debt agreements. Detail regarding the calculation of Adjusted EBITDA is contained in our Annual Report on Form 10-K for the year ended December 31, 2014, in Item 7 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted EBITDA.” With respect to the Bauxite segment, we made further adjustments to eliminate the effect of changes from our 2014 business plan estimates for the London Metal Exchange (“LME”) linked portion of a bauxite production levy assessed by the Government of Jamaica (the “GOJ levy”) (generally an extraction tax determined by the number of metric tons of bauxite or laterite that we ship from Jamaica, multiplied by an LME-linked price per metric ton), the price of bunker C fuel and diesel fuel and the effect of currency fluctuations between Jamaica and U.S. dollars. With respect to the Alumina segment, we made further adjustments to eliminate the effect of changes from our 2014 business plan estimates for the price of natural gas, caustic soda and bauxite material. With respect to both segments, we also made adjustments to eliminate the effect of fluctuations in “profit in inventory” or “PII.” PII fluctuations generally reflect the impact of period-to-period changes in volume, price and cost of inventory, which, due to the application of “first-in, first out” (“FIFO”) accounting for inventory and other factors, can have a positive or negative effect on gross margins. We selected the Adjusted EBITDA Cost metric because it is used to measure the efficiency and cost effectiveness of our manufacturing assets. We made the further adjustments described above because fluctuations in the LME-linked portion of the GOJ levy, commodities prices, foreign exchange rates and PII generally are out of the control of our management and other employees, and we did not believe it was appropriate for payments to our employees under the Incentive Compensation Plan to be positively or adversely affected by these fluctuations.
Adjusted EBITDA Cost—(50% weighting for the Primary Aluminum Segment)—Adjusted EBITDA Cost for the Primary Aluminum Segment means the cost of producing a pound of sow (commodity grade aluminum), which is based upon the segment’s total primary aluminum costs minus the aggregate premium above the Midwest Transaction Price for value added products (billet, rod, foundry, silafont and value-added sow products), divided by the total pounds shipped. We made further adjustments to eliminate the effect of changes from our 2014 business plan estimates for the price of coke, pitch, natural gas and alumina material. We selected Adjusted EBITDA Cost because we believe it provides a good measure of the efficiency and cost effectiveness of the Primary Aluminum manufacturing process. We made the further adjustments to this metric described above because fluctuations in commodities prices generally are out of the control of our management and other employees, and we did not believe it was appropriate for payments to our employees to be positively or negatively affected by these fluctuations. In 2013, we made an adjustment for changes from our business plan estimates for electric utility rates that resulted from the application of a fuel and power adjustment clause (“FAC”) (exclusive of adjustments achieved in rate cases). The FAC relates to adjustments made to rates payable by us to our utility provider, generally due to differences between the utility’s actual fuel and purchased power costs, and its “net base fuel costs,” specified in the relevant public utility commission rate determination. However, we dropped this adjustment in 2014 because we filed a rate case with the Missouri Public Utility Commission and believe that our performance under this metric should reflect the degree to which we were successful in achieving rate reductions.
Enterprise Adjusted EBITDA—(15% weighting—applied to all segments)—Enterprise Adjusted EBITDA represents our consolidated net income before income taxes, net interest expense and depreciation and amortization, further adjusted to correspond to “EBITDA,” as defined in our debt agreements. We believe Enterprise Adjusted EBITDA is an important metric that should be a component of the award opportunity for employees in all segments because it underscores a principal objective for our company and employees, namely the ability of our company, as a consolidated enterprise, to realize a meaningful return from the sale of our products. It also provides an indication of our ability to realize efficiencies in operating our business. In addition, this metric is related to metrics that are relevant to our debt agreements.
Segment Adjusted EBITDA—(50% weighting for the Flat-Rolled Products Segment)—Segment Adjusted EBITDA is calculated in the same manner as described above for Enterprise Adjusted EBITDA, but is based on Flat-Rolled Products Segment profit (loss) rather than our consolidated net income before income taxes, and is subject only to those adjustments applicable to the segment. We made further adjustments to eliminate the effect of changes from our 2014 business plan estimates for the price of natural gas and to eliminate the effect of gains or losses relating to aluminum price fluctuations while aluminum is held in inventory. We include this metric because it is a reliable indicator of the overall performance of our Flat-Rolled Products Segment. We made the further adjustments because we did not believe that payments to our executives and our other employees under the Incentive Compensation Plan should be affected by items that essentially were out of the control of management and our employees.
Safety (TRIF) (10% weighting for each segment)—We determine performance with respect to this safety metric using the Total Recordable Incident Frequency rate, or “TRIF.” TRIF measures the number of work related injuries that require a specified level of medical treatment per 200,000 hours worked, including, but not limited to, fatalities, lost time injuries, restricted work cases and medical treatments. We selected this metric because we believe that safety is an important measurement of performance for any manufacturing company. In addition, we believe that the increased efficiency and cost reduction achieved as a result of improved safety performance is critical to the success of our company.
Safety (LWDIR) (10% weighting for each segment)—This metric is based on our Lost Workday Case Incidence Rate, or “LWDIR.” The Safety (LWDIR) metric is based on the following calculation:

L x 200,000	Where: L= the number of lost workday cases
T	T= the total number of hours worked
We use the Safety (LWDIR) metric because, aside from the safety considerations addressed in the description of TRIF, the LWDIR metric is based on the severity, rather than frequency, of work related injuries. In addition, LWDIR is a standard measure used by the Occupational Health and Safety Administration (OSHA).
Safety (ERIF) (5% weighting for each segment)—This metric is based on Environmental Reportable Incident Frequency or “ERIF,” which is based on environmental incidents per 200,000 hours worked. For this purpose, environmental incidents include (i) spills, discharges, excursions and other exceedances that are reportable to an environmental regulatory agency, (ii) permit breaches that are reportable to regulatory agencies and (iii) regulatory actions or orders that cause corrective responses and reporting to regulatory agencies. We believe that our executives should focus on reducing environmental incidents, to protect the environmental health and safety of our employees, as well as the health and safety of the communities in which our operations are located.
Free Cash Flow (10% weighting for each segment)—Free Cash Flow is defined for each segment as the aggregate of (i) Adjusted EBITDA (further adjusted to eliminate the effect of pricing changes resulting from changes in LME prices from those estimated in our 2014 business plan), plus/minus (ii) decreases/increases in accounts receivable (exclusive of intercompany transactions), plus/minus (iii) increases/decreases in accounts payable (exclusive of intercompany transactions), plus/minus (iv) decreases/increases in inventory (on a FIFO basis), minus (v) capital expenditures (which, for this purpose, are deemed to include expenditures related to construction of haul roads used in the mining of bauxite and acquisition of bauxite land mining rights; these expenditures are not classified as capital expenditures for financial statement purposes). We believe this metric provides a useful indicator of each segment’s ability to manage invested capital and generate cash.

The target award for each of the named executive officers under the Incentive Compensation Plan was based on a percentage of his or her annual salary. The Compensation Committee considered peer group and general industry data provided by Semler Brossy in approving the size of the target award. However, as was the case in 2013, we established target award levels so that all executive officers, other than Mr. Smith, had the same target award percentage applied to their respective salaries. We felt that using the same target percentage would enhance teamwork among our executives in working towards our success. Salary percentages and target awards were as follows for 2014:

	Target award as a percentage of salary	Target award
Name	%	$
Layle K. Smith	100	900,000
Dale W. Boyles	60	240,000
Gail E. Lehman	60	222,866
Scott M. Croft	60	204,893
Targets were set for each metric based on amounts that were budgeted early in 2014. Target and actual achievement amounts for several metrics are shown in the following table.

	Target amount	Actual amount
Metric	$	$
Enterprise Adjusted EBITDA	150.1 million	127.3 million
Flat-Rolled Products Adjusted EBITDA	56.3 million	56.3 million
Bauxite Adjusted EBITDA Cost	25.36 per Mt	26.57 per Mt
Alumina Adjusted EBITDA Cost	275.31 per Mt	292.17 per Mt
Primary Aluminum Adjusted EBITDA Cost	0.793 per lb	0.867 per lb
Information regarding the specific performance targets for other metrics described above and actual performance achieved with regard to those metrics are neither considered necessary to understand how compensation was paid under the 2014 Incentive Compensation Plan nor material to an understanding of our compensation arrangements, and this information is not addressed in this discussion because it represents confidential business or financial information that is not otherwise disclosed to the public. We believe that disclosing this information could cause significant competitive harm to our company.
With respect to the metrics under the plan, we aim to set performance targets that are aggressive, but sufficiently realistic to motivate the performance of our named executive officers. In that regard, we believe that the targets for each metric in the 2014 Incentive Compensation Plan were set at appropriate levels at the beginning of the performance cycle and were considered more than sufficient to motivate the achievement of operational and financial performance. In addition, the targets represented a significant and appropriate challenge for management. Historical achievement rates provide some measure of the difficulty of attaining target achievement, as indicated by the following table:

	Percentage of Target Achievement
	2014(a)	2013	2012(b)	2011	2010
Bauxite	43%	75%	30%	87%	40%
Alumina	40%	78%	31%	57%	94%
Primary Aluminum	13%	63%	10%	89%	114%
Flat-Rolled Products	93%	91%	50%	103%	150%
Blended Corporate	47%	77%	30%	84%	116%

(a)	The percentages shown do not include a 12.5% “liquidity adder” that was paid with respect to the 2014 Incentive Compensation Plan. The liquidity adder is described below.

(b)
In 2012, because Enterprise Adjusted EBITDA was less than $180 million, no payments were made based on the performance metrics, other than the safety-related metrics, although each of the named executive officers other than Mr. Smith were provided a special payment ranging from 2.5% to 12.5% of their respective target awards, as described in more detail in the proxy statement for our 2013 Annual Meeting.

As demonstrated by this table, in some instances target performance was not achieved while in other instances target performance was exceeded. Overall, we believe that achievement of target goals under the 2014 Incentive Compensation Plan structure, while certainly motivational and aspirational in nature, was difficult. In addition, bonuses are based on metrics that are determined to be critical to our success in any given year and that can be significantly affected by our executives’ superior performance.

Based on our actual performance, an achievement percentage is applied to each metric. The achievement percentage varies from 85% if the minimum performance threshold is met, to 200% if the maximum performance level is achieved. If the target amount for a metric is achieved, the achievement percentage is 100%. The total achievement percentage for a segment equals the weighted average achievement percentage for all applicable performance metrics.
In addition, in 2014 we added another component to our Incentive Compensation Plan, designed to focus management on our achievement and maintenance of targeted levels of liquidity (defined as cash and cash equivalents plus available borrowings under our asset-based revolving credit facility). The additional component, which we call the “liquidity adder,” provides for a payout of 12.5% of a named executive officer’s target award for each calendar quarter in which liquidity at the end of the quarter equaled or exceeded $184 million. However, the liquidity adder would not be applied to the extent it would cause a named executive officer’s award to exceed 200% of his or her target award.
The following tables show the metrics utilized for 2014, along with the weighting applied to, and achievement percentage reached for, each metric. The application of the liquidity adder is addressed under the tables.

Bauxite metrics	Weight%	Achievement%
Bauxite Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	87.2
Bauxite Free Cash Flow	10.0	200.0
Bauxite Safety (TRIF)	10.0	—
Bauxite Safety (LWDIR)	10.0	—
Bauxite Safety (ERIF)	5.0	200.0
Total Bauxite	100.0	43.1

Alumina metrics	Weight%	Achievement%
Alumina Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	87.2
Alumina Free Cash Flow	10.0	—
Alumina Safety (TRIF)	10.0	—
Alumina Safety (LWDIR)	10.0	186.3
Alumina Safety (ERIF)	5.0	175.0
Total Alumina	100.0	40.5

Primary Aluminum metrics	Weight%	Achievement%
Primary Aluminum Adjusted EBITDA Cost	50.0	—
Enterprise Adjusted EBITDA	15.0	87.2
Primary Aluminum Free Cash Flow	10.0	—
Primary Aluminum Safety (TRIF)	10.0	—
Primary Aluminum Safety (LWDIR)	10.0	—
Primary Aluminum Safety (ERIF)	5.0	—
Total Primary Aluminum	100.0	13.1

Flat-Rolled Products metrics	Weight%	Achievement%
Flat-Rolled Products Adjusted EBITDA	50.0	100.9
Enterprise Adjusted EBITDA	15.0	87.2
Flat-Rolled Products Free Cash Flow	10.0	200.0
Flat-Rolled Products Safety (TRIF)	10.0	—
Flat-Rolled Products Safety (LWDIR)	10.0	—
Flat-Rolled Products Safety (ERIF)	5.0	193.0
Total Flat-Rolled Products	100.0	93.2

Blended Corporate metric	Weight%	Achievement%
Total Bauxite	25.0	43.1
Total Alumina	25.0	40.5
Total Primary Aluminum	25.0	13.1
Total Flat-Rolled Products	25.0	93.2
Total Blended Corporate	100.0	47.4

As indicated in the table above, the Blended Corporate metric, which was applicable to Mr. Smith, Mr. Boyles and Ms. Lehman, was based on equal weighting of the total achievement for each of our segments. Mr. Croft’s award was based on achievement with respect to the Blended Corporate metric (50% weighting) and the Flat-Rolled Products metrics (50% weighting).
In addition, our liquidity at the end of each quarter in 2014, and whether the liquidity resulted in payment of the liquidity adder, is shown in the table below:

Quarter Ended	Liquidity (in millions)	Was Liquidity Adder Applied?

March 31, 2014	$191.1	Yes
June 30, 2014	$179.3	No
September 30, 2014	$183.5	No
December 31, 2014	$158.3	No
As was the case in 2012 and prior years, all payments to the executive officers under the Incentive Compensation Plan were made in cash. In 2013, we paid a portion of the award in stock. However, we decided to resume payments exclusively in cash in 2014 to conform to customary practices with respect to payouts under annual incentive plans.
Based on the applicable levels of achievement described above, payments to the named executive officers were as follows:

	Target award	Performance achieved (% of target award) (1)	Liquidity adder as percent of target award	Total award payable as % of target award	Award payable
Named executive officer	$	%	%	%	$
Layle K. Smith	900,000	47.4	12.5	59.9	539,468
Dale W. Boyles	240,000	47.4	12.5	59.9	143,858
Gail E. Lehman	222,866	47.4	12.5	59.9	133,588
Scott M. Croft	204,893	70.3	12.5	82.8	169,652

*	Payouts for Messrs. Smith and Croft and for Ms. Lehman were based on 47.44%; percentages shown in the table (other than for Mr. Croft) are rounded.
The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the 2014 Summary Compensation Table.
Long-Term Incentives
Our equity award program in 2014 involved the award of restricted stock, principally to senior managers, including the named executive officers. The restricted stock awarded to each named executive officer was divided into two tranches, consisting of service-vesting restricted stock and performance-vesting restricted stock.
The service-vesting restricted stock vests on the following schedule:

•	25% on the first anniversary of grant date.

•	25% on the second anniversary of grant date.

•	50% on the third anniversary of grant date.
We decided to use this vesting schedule because it balances the advantages of two commonly used vesting schedules: one that provides for equal vesting over the three year vesting period (“average vesting”) and one that provides for all vesting to occur at the end of the vesting period (“cliff vesting”). Average vesting provides incremental benefits to participants, but does not provide the strongest possible incentive for continued employment over the entire vesting period. Cliff vesting is designed to provide a strong incentive for continued employment, but the absence of any incremental benefit prior to the end of the vesting period may have the opposite effect because the need to wait until the end of the vesting period before any shares will vest may have a discouraging effect on employees. We believe that the vesting schedule we use for our service-vesting restricted stock provides meaningful incremental vesting while also encouraging continued employment throughout the vesting period.
The performance-vesting restricted stock vests based on performance during a three year performance period. For example, restricted stock granted in 2014 has a performance period covering the 2014-2016 years. The number of shares of restricted stock that vest will be based upon the average percentage achievement (as a percentage of the target achievement) with respect to the Blended Corporate metric under the Incentive Compensation Plan for each of the three years during the performance period (without regard to the liquidity adder). We focus on the Blended Corporate metric because, as explained above under “Incentive Compensation Plan,” it encompasses metrics applicable to all of our business segments. The shares underlying the grants of performance-vesting restricted stock constitute the maximum number of shares that may be awarded, equal to two times the number of shares that would vest based on target performance.
In 2013, we added shareholder return performance-based restricted stock to our long-term incentives. The shareholder return performance-based restricted stock vests on the third anniversary of the date of the award, provided that the price of a share of our common stock is at least $10.00 for a 20 consecutive trading day period ending on or prior to the third anniversary of the date of grant. We decided to provide these equity awards in 2013 because we wanted to condition a meaningful component of our compensation program on improved market price performance of our common stock that would provide a tangible benefit to our stockholders. However, because we determined that the shareholder return performance-based restricted stock granted in 2013 continues to provide an incentive for improved market performance, we did not make additional grants of these awards in 2014. Instead, we determined that an incremental grant of service-vesting restricted stock should be made because service-vesting restricted stock fits within our core equity compensation framework and also provides a strong incentive for continued retention.
The following table shows the number of shares of service-vesting and performance-vesting restricted stock granted to each named executive officer in 2014:

Name	Total shares of service-vesting restricted stock awarded(1)	Total shares of performance-vesting restricted stock awarded(2)
Layle K. Smith	163,375	126,750
Dale W. Boyles	34,000	26,000
Gail E. Lehman	34,000	26,000
Scott M. Croft	34,000	26,000

(1)	Includes incremental grants as follows: Mr. Smith, 100,000 shares; Mr. Boyles, 21,000 shares; Ms. Lehman, 21,000 shares; Mr. Croft, 21,000 shares.

(2)
The shares of restricted stock set forth in the Total shares of performance-vesting restricted stock awarded column constitutes shares that will vest if the maximum performance level (200% of target) is achieved. If target performance is achieved, 63,375 restricted shares held by Mr. Smith, and 13,000 restricted shares held by each of the other named executive officers will vest; the other restricted shares will be forfeited.

The performance-vesting restricted stock is not reflected in the 2014 Summary Compensation Table. SEC regulations require that the Summary Compensation Table reflect the grant date value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Under ASC Topic 718, a grant date occurs when an employer and employee reach a mutual understanding of the key terms and conditions of a share-based payment award. Because the vesting of the performance-vesting restricted stock will be dependent on the average performance under the Blended Corporate metric for each of the three years in the 2014-2016 performance period, and the Compensation Committee had not determined, as of December 31, 2014, the various metrics that will be incorporated into the Blended Corporate metric for 2015 and 2016, we concluded that the key terms and conditions of the performance-vesting restricted stock were not yet determined, as reflected in Note 16 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Therefore, a grant date for the performance-vesting restricted stock, as determined under ASC Topic 718, has not yet occurred; we anticipate that the grant date will occur in early 2016, and the grant date fair value will be reflected in the Summary Compensation Table for 2016. For similar reasons, the grant date for performance-vesting restricted stock awarded in 2012 was not deemed to occur until February 2014; the grant date fair value of those awards is included in the “Stock Awards” column in the 2014 Summary Compensation Table.
Vesting of Performance-Vesting Restricted Stock Awarded in 2012
In 2012, we awarded performance vesting restricted stock to each of our then-serving named executive officers for a performance period covering the 2012-2014 years. The number of shares of performance-vesting restricted stock that vested with respect to this performance period was based upon the average percentage achievement (as a percentage of target achievement) with respect to the Blended Corporate metric under the Incentive Compensation Plan for each of the three years during the performance period. The various metrics comprising the Blended Corporate metric and the weighting of those metrics were substantially similar in 2012, 2013 and 2014, subject to the change in 2013 from Integrated Cash Cost to Adjusted EBITDA Cost with respect to the Primary Aluminum segment. As explained in the proxy statement for our 2014 annual meeting, Integrated Cash Cost generally was focused on the same objective as Adjusted EBITDA Cost, but involved a considerably more complicated computation. The Adjusted EBITDA Cost metric simplified the computation, while continuing to effectively address the efficiency of the primary aluminum manufacturing process.

Average percentage achievement with respect to the Blended Corporate metric from 2012 through 2014 equaled 51.57% of the target award for performance-vesting restricted stock awarded in 2012. As a result, the shares issuable upon service-vesting of the performance-vested restricted stock, including dividend equivalents, are shown in the following table:

Name	Shares of performance-vesting restricted stock held(1)	Shares issuable based on performance-vesting(2)
Layle K. Smith	151,648	39,454
Gail E. Lehman	31,108	8,101
Scott M. Croft	31,108	8,101

(1)
Includes restricted stock issued as dividend equivalents during the performance period. The shares of performance-vesting restricted stock in this column constitute the number of shares that would have performance-vested if the maximum performance level (200% of target) were achieved.

(2)	The shares listed in this column underlie restricted stock that performance-vested based on performance during the 2012-2014 performance period. The restricted stock service-vested on March 7, 2015.
Ongoing and Post-Employment Compensation
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.
Noranda Aluminum Group Savings Plan (the “Savings Plan”). Each of our continuing named executive officers participates in the Savings Plan, a 401(k) qualified plan. We match 50% of employee contributions up to 6% of employee eligible compensation. Our matching contributions are 100%, vesting after three years of service. Each of the named executive officers may elect to contribute a maximum of 15% of his or her eligible compensation.
Noranda Aluminum Group Retirement Plan (the “Qualified Pension Plan”). Each of our executive officers participates in the Qualified Pension Plan, which is a company-wide non-contributory defined benefit pension plan for salaried and non-union hourly employees. Benefits are vested after five years of service and are based on average annual compensation and length of service of the employee. See “2014 Pension Benefits” below for further information.
Noranda Aluminum, Inc. Management Supplemental Benefit Plan (the “Supplemental Plan”). The Supplemental Plan is a separate supplemental non-qualified pension plan in which current executive officers and other highly compensated employees participate. The Supplemental Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Qualified Pension Plan under applicable Internal Revenue Code limits and the amount that would be provided under the Qualified Pension Plan if no such limits were applied. The Supplemental Plan also recognizes as covered earnings deferred salary and bonuses, which are not included as covered compensation under the Qualified Pension Plan. Each of our named executive officers participates in the Supplemental Plan. See “2014 Pension Benefits” below for further information.
Noranda Aluminum, Inc and Participating Subsidiaries Non-Qualified Deferred Compensation Plan. Under our non-qualified deferred compensation plan, executive officers and other highly compensated employees may defer a portion of their base salary and annual bonus. Amounts deferred are not actually invested, but are credited with interest at a rate equal to the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which for 2014 was 5.6% and for 2015 also will be 5.6%). Ms. Lehman participated in this plan in 2014.
Change in Control and Severance Arrangements under Executive Term Sheets. We have entered into term sheets with each of our executive officers that include change in control and severance terms. We believe that change in control and severance protections promote management stability during potential periods of uncertainty. Absent such protections, there is an increased risk that executive officers will seek other employment opportunities if they become concerned about their employment security following or in anticipation of a change in control. We believe that the arrangements would provide financial security to a named executive officer in the event the named executive officer is terminated without cause in connection with a change in control by providing a meaningful payment to the named executive officer, and that this protection will help ensure the retention and continued focus of management at pivotal times. We also determined to provide severance protection to our named executive officers, although at lower payment levels, for certain terminations unrelated to a change in control. We believe these severance protections provide a competitive benefit that enhances our ability to retain capable executive officers.
The term sheets provide for payments and other benefits if, within 18 months following a change of control, a named executive officer’s employment is terminated without cause and other than due to the named executive officer’s disability or death, or if a named executive officer terminates employment for “good reason” (as defined in the term sheets). In effect, the change in control provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event before payment is made. The term sheets also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The change in control and severance arrangements do not include tax gross-up provisions, which involve additional payments to a named executive officer if the named executive officer becomes liable for payment of excise tax under Section 4999 of the Internal Revenue Code with respect to payments in connection with a change in control. Instead, if the change in control payments to a named executive officer would be subject to the excise tax, we will reduce the payments to the highest amount that could be paid without triggering the excise tax, unless the named executive officer would have a greater after-tax benefit if the payment is not reduced and the excise tax is paid, in which case the named executive officer will pay any applicable excise tax. See “Potential Payments upon Termination or Change in Control” for additional information.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it facilitates the achievement of an effective compensation program.
Stockholder Advisory Vote on Executive Compensation
At our 2011 annual meeting, our stockholders voted, on an advisory basis, to recommend the holding of advisory votes on named executive officer compensation every three years. After consideration of these voting results and other factors, the Board determined that we will hold an advisory vote on compensation of our named executive officers every three years.
Our most recent advisory vote on executive compensation was held at the 2014 annual meeting. At that meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials included in the proxy statement for the 2014 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 95.2% of all votes cast, including abstentions. We again considered the results of the advisory vote and, in light of the strong favorable vote of our stockholders, we continue to believe that no specific action need be taken in response to the vote.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Carl J. Rickertsen, Chairman
Elliot G. Sagor
Alan H. Schumacher
Robert A. Kasdin, who resigned as a director effective March 24, 2014, was Chairman of the Compensation Committee prior to his resignation; he did not participate in any Compensation Committee decisions after his resignation. Elliot G. Sagor became a director on March 24, 2014 and did not participate in decisions of the Compensation Committee prior to that date.

2014 Summary Compensation Table
The following table sets forth information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our other two executive officers in 2014.

Name and principal position	Year	Salary(1) $	Bonus $	Stock awards(2) $	Non-equity incentive plan compensation(3) $	Change in pension value and non-qualified deferred compensation earnings(4) $	All other compensation(5) $	Total $
Layle K. Smith,	2014	900,000	—	849,332	539,468	694,101	11,592	2,994,493
President and Chief	2013	900,000	—	680,095	710,141	188,034	7,446	2,485,716
Executive Officer	2012	900,000	—	767,471	272,880	419,605	7,371	2,367,327
Dale W. Boyles,	2014	400,000	—	175,953	143,858	78,133	10,784	808,728
Chief Financial Officer	2013	63,667	41,000	116,000	—	5,036	1,401	227,104
Gail E. Lehman,	2014	371,443	—	175,953	133,588	153,856	10,618	845,458
Chief Administrative Officer,	2013	368,086	—	140,544	175,851	31,069	8,237	723,787
General Counsel and Secretary	2012	346,888	10,741	157,430	65,130	90,698	8,090	678,977
Scott M. Croft,	2014	341,489	—	175,953	169,652	530,997	10,067	1,228,158
President, Primary &	2013	338,205	—	140,544	176,581	—	7,982	663,312
Value Added Business(6)	2012	321,096	24,627	157,430	79,120	286,973	7,737	876,983

(1)	Ms. Lehman deferred $11,143 of her salary in 2014 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan.

(2)
The amounts shown for stock awards include the grant date fair value of the service-vesting restricted stock awards granted in 2014, calculated in accordance with ASC Topic 718. Because a “grant date,” as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-vesting restricted stock we granted in 2014, the amounts shown for 2014 do not reflect the grant date value of those shares of restricted stock. However, because a “grant date” is deemed to have occurred in 2014 with respect to performance-vesting restricted stock awarded in 2012, the amounts shown for stock awards in 2014 include the grant date fair value of those shares of restricted stock. The grant date fair value of the service-vesting restricted stock granted in 2014, and performance-vesting restricted stock awarded in 2012, is as follows:

Name	Service-vesting restricted stock	Performance-vesting restricted stock awarded in 2012
Layle K. Smith	$579,981	$269,351
Dale W. Boyles	$120,700	$55,253
Gail E. Lehman	$120,700	$55,253
Scott M. Croft	$120,700	$55,253
With respect to the performance-vesting restricted stock awarded in 2012, the amounts disclosed in the table represent the grant date fair value based upon the probable outcome of the performance conditions, determined at the deemed grant date in accordance with ASC Topic 718. The value of these restricted stock awards at the deemed grant date, assuming the highest level of performance was achieved, was as follows for each named executive officer: Mr. Smith, $522,301; Mr. Boyles, $107,142; Ms. Lehman, $107,142; and Mr. Croft, $107,142.

(3)
Represents payments under our Incentive Compensation Plan based on our achievement with respect to specified metrics. See “Compensation Discussion and Analysis—2014 Compensation—Incentive Compensation Plan” for further information regarding payments for 2014. Ms. Lehman deferred $6,111 of her Incentive Compensation Plan payments in 2014 under the Noranda Aluminum, Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan.

(4)
Includes (i) the aggregate annual change in the actuarial present values of the named executive officers’ accumulated benefit under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan and (ii) for Ms. Lehman, “above-market” interest under the Noranda Aluminum Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, which, under SEC regulations, refers to interest in excess of 120% of the applicable federal long-term rate. Year-over-year changes in the actuarial present value of the named executive officers’ accumulated pension benefit largely reflect changes in actuarial assumptions, as well as increases in credited service, age and compensation. For 2014, the increase in pension value for the named executive officers resulted principally from decreases, from 4.8% to 4.0% and from 4.8% to 4.1%, in discount rates used in calculating pension value under the Noranda Aluminum Inc. Aluminum Group Retirement Plan and the Noranda Aluminum Inc. Management Supplemental Benefit Plan, respectively. The changes in pension values in 2014 for each named executive officer under our two defined benefit pension plans in which they participate is set forth below.

Name	Plan name	Change in pension value* $
Layle K. Smith	Noranda Aluminum Group Retirement Plan	113,199
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	580,902
	Total	694,101
Dale W. Boyles	Noranda Aluminum Group Retirement Plan	46,537
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	31,596
	Total	78,133
Gail E. Lehman	Noranda Aluminum Group Retirement Plan	86,826
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	65,624
	Total	152,450
Scott M. Croft	Noranda Aluminum Group Retirement Plan	264,176
	Noranda Aluminum Inc. Management Supplemental Benefit Plan	266,821
	Total	530,997

*
Present values shown represent the increase in present value of accrued pension benefits from December 31, 2013 to December 31, 2014. Benefits are assumed to begin at age 65 (which is the plans’ earliest unreduced retirement age). Present values at December 31, 2013 assume mortality in accordance with the IRS prescribed static table for 2014 for Healthy Annuitants, and present values at December 31, 2014 assume mortality in accordance with the IRS prescribed RP 2014 mortality table with MP-2014 projections. Benefits are assumed payable as a joint and survivor 75% annuity if the executive is married or as a five-year certain and life annuity if the executive is single. The discount rates at December 31, 2014 and December 31, 2013 for financial reporting purposes are 4.0% and 4.8%, respectively, for the Noranda Aluminum Inc. Aluminum Group Retirement Plan and 4.1% and 4.8%, respectively, for the Noranda Aluminum Inc. Management Supplemental Benefit Plan.

Above-market interest in 2014 for Ms. Lehman, the only named executive officer who participates in the Noranda Aluminum Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, included in the Summary Compensation Table for 2014 is $1,406. The foregoing amount is based on interest of 2.86% in excess of the applicable federal long-term rate credited under the deferred compensation plan, under which deferred amounts are credited with interest at a rate equal to the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2014, was 5.6%).

(5)	The amounts in the “All Other Compensation” column for 2014 include the following:

Name	GTL insurance(a) $	Company 401(k) match(b) $	Total $
Layle K. Smith	3,792	7,800	11,592
Dale W. Boyles	3,034	7,750	10,784
Gail E. Lehman	2,818	7,800	10,618
Scott M. Croft	2,590	7,477	10,067

(a)
Under our group term life insurance policies, we provide coverage in amounts up to two times the named executive officers’ base pay (limited to $1,000,000). Amounts reported in the table above represent the dollar value of insurance premiums paid on behalf of each named executive officer in 2014.

(b)
Our named executive officers are eligible to participate in the Noranda Aluminum Group Savings Plan, a 401(k) qualified plan. We match 50% of employee contributions up to 6% of employee pay. Our matching contributions are 100% vested after three years of service. Amounts reported in the table above represent the amount of our matching contributions made in 2014.

(6)	Mr. Croft assumed his current position on January 1, 2015. During 2014, he was President—Norandal USA, Inc.

2014 Grants of Plan-Based Awards

				Estimated possible payouts under non-equity incentive plan awards(2)		Estimated future payouts under equity incentive plan awards(3)		All other stock awards: shares of stock or units(4) (#)	Grant date fair value of stock awards ($)
Name	Type of Award(1)	Grant Date	Approval Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Layle K. Smith	ICP	2/26/2014	1/29/2014	900,000	1,800,000	—	—	—	—
	P-Res12	2/26/2014	3/2/2012	—	—	75,824	151,648	—	399,532
	Res	5/2/2014	4/22/2014	—	—	—	—	163,375	694,344
Dale W. Boyles	ICP	2/26/2014	1/29/2014	240,000	480,000	—	—	—	—
	Res	5/2/2014	4/22/2014	—	—	—	—	34,000	144,500
Gail E. Lehman	ICP	2/26/2014	1/29/2014	222,866	445,732	—	—	—	—
	P-Res12	2/26/2014	3/2/2012	—	—	15,554	31,108	—	81,955
	Res	5/2/2014	4/22/2014	—	—	—	—	34,000	144,500
Scott M. Croft	ICP	2/26/2014	1/29/2014	204,893	409,786	—	—	—	—
	P-Res12	2/26/2014	3/2/2012	—	—	15,554	31,108	—	81,955
	Res	5/2/2014	4/22/2014	—	—	—	—	34,000	144,500

(1)
The types of awards indicated in this column are the following: Incentive Compensation Plan award opportunities (ICP); performance-vesting restricted stock initially approved in 2012 (P-Res12); and service-vesting restricted stock (Res).

(2)
There is no specified minimum payout under the Incentive Compensation Plan, although there are minimum performance levels that must be achieved with regard to the various metrics included in the plan. See “Compensation Discussion and Analysis—2014 Compensation—Incentive Compensation Plan.”

(3)
The performance-vesting restricted stock included in these columns was awarded in 2012. However, because a “grant date,” as defined under ASC Topic 718, was not deemed to occur until 2014, the performance-vesting restricted stock award is treated as granted in 2014. The number of shares shown in the table includes performance-vesting restricted stock granted as dividend equivalents prior to the deemed grant date. The number of shares of performance-vesting restricted stock that vest is based upon the average percentage achievement (as a percentage of target achievement) with respect to the Blended Corporate metric under the Incentive Compensation Plan for each of the three years during the 2012-2014 performance period. Those shares of restricted stock that performance vested did not service vest until March 9, 2015. See “Compensation Discussion and Analysis—2014 Compensation—Vesting of Performance-Vesting Restricted Stock Awarded in 2012” and “Compensation Discussion and Analysis—

2014 Compensation—Long-Term Incentives” for additional information. Because a “grant date,” as defined under ASC Topic 718, is not yet deemed to have occurred with respect to performance-vesting restricted stock we granted in 2013 and 2014, the table does not reflect the value of performance-vesting restricted stock granted in 2013 and 2014 or issued as dividend equivalents with respect to the performance-vesting restricted stock granted in 2013 and 2014. For additional information, see “Compensation Discussion and Analysis—2014 Compensation—Long Term Incentives.”

(4)
Constitutes service-vesting restricted stock, of which 25% vests on each of the first and second anniversaries of the date of grant and the remaining 50% vests on the third anniversary of the date of grant.

2014 Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2014 (all share amounts are rounded to the nearest whole number).

	Option awards				Stock awards
Name	Shares underlying unexercised options exercisable (#)	Shares underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Shares or units that have not vested(1) (#)	Market value of shares or units that have not vested(2) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(2) ($)
Layle K. Smith(6)	200,000	—	1.14	March 3, 2018	247,851	872,436	233,282	821,153
	200,000	—	1.14	November 12, 2019	—	—	—	—
Dale W. Boyles	—	—	—	—	64,663	227,614	13,098	46,105
Gail E. Lehman	—	—	—	—	51,332	180,689	48,358	170,221
Scott M. Croft	122,600	—	2.00	May 29, 2017	51,332	180,689	48,358	170,221

(1)
Includes, for Mr. Smith, Ms. Lehman, and Mr. Croft, respectively, 33,955, 6,966 and 6,966 shares of service-vesting restricted stock, which vested on March 6, 2015. Also includes, for Mr. Smith, Ms. Lehman and Mr. Croft, respectively, 49,294, 10,112 and 10,112 shares of service-vesting restricted stock, of which one-third vests on April 12, 2015, and the remaining two-thirds vest on April 12, 2016. Also includes, for Mr. Boyles, 30,409 shares of service-vesting restricted stock, of which one-third vests on November 5, 2015, and the remaining two-thirds vest on November 5, 2016. Also includes, for Mr. Smith, Mr. Boyles, Ms. Lehman and Mr. Croft, respectively, 164,602, 34,254, 34,254 and 34,254 shares of service-vesting restricted stock, of which 25% vests on May 2, 2015, 25% vests on May 2, 2016, and the remaining 50% vests on May 2, 2017.

(2)	Based on the $3.52 closing price per share of our common stock on December 31, 2014, as reported by the New York Stock Exchange.

(3)
Includes, for Mr. Smith, Ms. Lehman and Mr. Croft, respectively, 65,725, 13,482 and 13,482 shares of performance-vesting restricted stock that will performance vest based on performance during the 2013-2015 performance period, and will service vest on April 12, 2016. Also includes, for Mr. Smith, Ms. Lehman, and Mr. Croft, respectively, 103,706, 21,778 and 21,778 shares of shareholder return performance-based restricted stock that will performance vest if, prior to the third anniversary of the date of the award, the price of a share of our common stock is at least $10.00 for a 20 consecutive trading day period and will service vest on April 12, 2016. Also includes, for Mr. Smith, Mr. Boyles, Ms. Lehman and Mr. Croft, respectively, 63,851, 13,098, 13,098 and 13,098 shares of performance-vesting restricted stock that will performance vest based on performance during the 2014-2016 performance period, and will service vest on May 2, 2017. The number of shares of performance-vesting restricted stock listed in the table is based on target achievement.

Subject to certain limited exceptions set forth in the applicable stock option award agreement or a term sheet, options generally will expire 90 days following the termination of the optionee’s employment without “cause” or with “good reason” (each as defined in the applicable stock option agreement), 60 days following the optionee’s termination of employment without good reason and 180 days following the optionee’s death or disability. All options will be forfeited upon a termination of the optionee’s employment for cause. Subject to similar limited exceptions set forth in the applicable restricted share agreement, unvested restricted shares will automatically be forfeited upon termination of employment. See “Potential Payments Upon Termination or Change in Control” for a description of special provisions of the restricted shares addressing termination of employment due to death or disability, and in connection with a change in control and certain other termination events.
The terms of the restricted stock provide for dividend equivalent payments with respect to the restricted stock. The number of additional shares of restricted stock is computed by dividing the amount of the dividend the holder of restricted stock would have received for a number of shares of our common stock equal to the number of shares of restricted stock held divided by the fair market value of a share of our common stock on the last trading day before the dividend payment date. The restricted stock vests in the same manner as the underlying restricted stock with respect to which it was issued.

2014 Option Exercises and Stock Vested
The following table provides information regarding vesting of restricted stock held by the named executive officers during 2014:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Layle K. Smith	—	—	211,318	963,293
Dale W. Boyles	—	—	15,051	60,226
Gail E. Lehman	—	—	46,982	213,045
Scott M. Croft	—	—	47,062	213,385

(1)
The value realized on vesting is based upon the market price per share on the vesting date, as reported by the New York Stock Exchange, of the shares acquired upon vesting. The following table shows, for each named executive officer, the applicable vesting dates of the executive’s restricted stock, the market price per share on the vesting date, and the number of shares that vested:

	Number of Shares Vested (market price per share on vesting date shown in parenthesis)
	3/4/14	3/6/14	3/7/14	3/26/14	3/31/14	4/12/14	4/22/14	11/5/14
Name	($4.600)	($4.910)	($5.030)	($3.810)	($4.110)	($4.150)	($4.250)	($3.880)
Layle K. Smith	38,014	16,789	54,464	78	82	16,307	85,584	—
Dale W. Boyles	—	—	—	—	—	—	4,941	10,110
Gail E. Lehman	7,798	3,442	11,172	16	16	3,345	21,193	—
Scott M. Croft	7,798	3,442	11,172	16	16	3,345	21,273	—
2014 Pension Benefits
The Noranda Aluminum Group Retirement Plan, which we refer to below as the “Aluminum Group Retirement Plan” is a tax-qualified defined benefit pension plan that provides a benefit of 1.75% of final five-year average compensation, with an offset of 0.75% of the executive’s Social Security benefit for each year of credited service (maximum 40 years). Pay reflected in the formula is total compensation (generally, the total compensation paid to an employee that would be reported for income tax purposes plus amounts that would have been paid to the employee but for a compensation reduction authorization under specified tax qualified plans, but excluding certain specified perquisites, amounts reported as income due to stock option exercises, severance pay and other miscellaneous items) and is subject to certain limits required by the Internal Revenue Code. Benefits commence at age 65, or as early as age 55 with a reduction of 3% for each year by which commencement precedes age 65. Accrued benefits are vested when the employee has completed 5 years of service. Mr. Smith is currently eligible for early retirement benefits; none of the other named executive officers are eligible for early retirement benefits; Mr. Boyles and Ms. Lehman did not yet have five years of service at December 31, 2014, and Mr. Croft is not yet 55 years of age. Upon disability before retirement, the accrued benefit is payable immediately and is reduced for early commencement before age 65, and, if the employee remains disabled until age 65, a benefit is payable at age 65 equal to the benefit the employee would have earned had he remained employed until age 65 at his last rate of pay. Upon retirement, the benefit is paid as a monthly annuity for the employee’s life, with 5 years of payments guaranteed. Alternatively, employees can elect an actuarially equivalent benefit in the form of a joint and 50% survivor annuity (which married participants must elect unless they obtain spousal consent for another form of benefit), a 75% and 100% joint survivor annuity, a life annuity, a life annuity with 10 years guaranteed, or, if the present value of the benefit is less than $25,000, a lump sum payment. If a married employee dies before retirement, a survivor benefit is paid to the surviving spouse equal to the benefit the spouse would have received if the employee had retired and chosen the 50% joint and survivor annuity.
The Noranda Aluminum Inc. Management Supplemental Benefit Plan, which we refer to below as the “Management Supplemental Benefit Plan,” is a non-qualified defined benefit pension plan that uses the same benefit formula as the Aluminum Group Retirement Plan and provides any benefit accruals that would have been provided under the qualified plan if not for the pay and benefit limits of the Internal Revenue Code and if the executive had not deferred compensation. Executives can elect to receive non-qualified plan payments in an actuarially equivalent lump sum or in two, three, five or ten annual installments, and can elect to begin receiving benefits at age 55, 60, 65 or 70 (but not before 6 months after termination of employment).

The table below sets forth, for each of our named executive officers, the net value of the officer’s accumulated benefit and the officer’s years of credited service, as of December 31, 2014, under each of our defined benefit pension plans.

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payment during last fiscal year

		(#)	($)	($)
Layle K. Smith	Aluminum Group Retirement Plan	6.8	337,521	—
	Management Supplemental Benefit Plan	6.8	1,890,172	—
	Total		2,227,693	—
Dale W. Boyles	Aluminum Group Retirement Plan	1.2	51,573	—
	Management Supplemental Benefit Plan	1.2	31,596	—
	Total		83,169	—
Gail E. Lehman	Aluminum Group Retirement Plan	4.9	212,744	—
	Management Supplemental Benefit Plan	4.9	162,559	—
	Total		375,303	—
Scott M. Croft	Aluminum Group Retirement Plan	23.7	846,631	—
	Management Supplemental Benefit Plan	23.7	716,051	—
	Total		1,562,682	—

(1)
Present values shown represent the present value of accrued pension benefits at December 31, 2014. Benefits are assumed to begin at age 65 (which is the earliest retirement age for which full plan benefits are payable). Present values assume mortality in accordance with the IRS prescribed RP 2014 mortality table with MP-2014 projections at December 31, 2014. Retirement Plan benefits are assumed payable as a joint and 75% survivor annuity if the executive is married, or as a five-year certain and life annuity if the executive is single. Management Supplemental Benefit Plan benefits are assumed payable as lump sums. The discount rates at December 31, 2014 for financial reporting purposes are 4.0% for the Aluminum Group Retirement Plan and 4.1% for the Management Supplemental Benefit Plan.

2014 Non-Qualified Deferred Compensation
Under the Noranda Aluminum Inc. and Participating Subsidiaries Non-Qualified Deferred Compensation Plan, executive officers and other highly compensated employees may defer up to 33% of their base salary and annual bonus, subject to a minimum annual deferral amount of $2,000. Amounts deferred are credited with interest at a rate equal to the credited portfolio rate of return published annually by Northwestern Mutual Life Insurance Company (which, for 2014 was 5.6% and for 2015 also will be 5.6%). Distribution elections are irrevocable once made, and elections made in a prior year will not be affected by elections made in future years. All distributions are made in cash in either a lump sum payment or in equal annual installments over a period of 5, 10 or 15 years. Distributions commence beginning on March 15 of either (a) the year following the participant’s attainment of a specified age (as early as age 55 or as late as age 70), even if the participant is actively employed at such age; or (b) the March 15 following the later of the date the participant leaves active employment with Noranda or attains age 55, in each case subject to any required delays as a result of Section 409A of the Internal Revenue Code.
The following table provides details regarding non-qualified deferred compensation for the named executive officers with respect to 2014.

	Aggregate balance at January 1, 2014	Executive contributions in last fiscal year	Registrant contributions in last fiscal year	Aggregate earnings in last fiscal year	Aggregate withdrawals / distributions	Aggregate balance at last fiscal year end
Name	($)	($)	($)	($)	($)	($)
Layle K. Smith	—	—	—	—	—	—
Dale W. Boyles	—	—	—	—	—	—
Gail E. Lehman	38,451	17,254	—	2,753	—	58,458
Scott M. Croft	—	—	—	—	—	—

(1)	Includes $11,143 of salary and $6,111 in payments under the 2014 Incentive Compensation Plan that Ms. Lehman deferred.

(2)	Includes $1,406 that is reported as compensation in the 2014 Summary Compensation Table.

Potential Payments upon Termination or Change in Control
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2014. The information in this section does not include information relating to the following:

•	distributions under our defined benefit pension plans—See “2014 Pension Benefits” above for information regarding these plans;

•	distributions under our nonqualified deferred compensation plan—See “2014 Non-Qualified Deferred Compensation” above for information regarding this plan.

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including payments under the Noranda Aluminum Group Savings Plan;

•
restricted shares and shares underlying options that vested prior to the termination event—see the table under “2014 Outstanding Equity Awards at Fiscal Year End” above for information regarding vesting of these securities; and

•	short-term incentive payments that would not be increased due to the termination event.
We have entered into term sheets relating to the employment of our named executive officers. The term sheets generally provide for benefits upon specified termination of employment events within 18 months following a change in control and lesser benefits upon specified termination of employment events at any time for reasons unrelated to a change in control.
In the event that the named executive officer is terminated other than for “cause” or if the executive resigns for “good reason,” he or she will be entitled, subject to his or her execution and non-revocation of a general release, to (i) an amount equal to annual base salary plus target bonus (an amount equal to two times annual base salary plus target bonus for Mr. Smith), (ii) a pro-rated annual bonus, based on our actual performance, and (iii) continued health benefits for a period of 12 months (18 months in the case of Mr. Smith). In the event such termination occurs in connection with, in anticipation of, or within the 18 month period following a change in control (a “CIC Termination”), the executive generally would be entitled to the same severance benefits as described above, except that the severance payment would be in an amount equal to two times annual base salary plus target bonus (three times annual base salary plus target bonus for Mr. Smith), and all executives would be provided continued health benefits for a period of 18 months.
Each of the named executive officers’ service-vesting restricted stock agreements provides that, in the event of his or her death or disability, or if he or she is terminated other than for cause or is resigning for good reason, his or her restricted stock will vest with respect to the next tranche of restricted stock that would have vested if he or she remained employed through the vesting date of the tranche. Moreover, following a change in control, each of the named executive officers’ unvested restricted stock will vest unless he or she is provided with a replacement award satisfying specified conditions. Among other things, the replacement award must provide for service-vesting restricted stock or restricted stock units that relate to publicly traded equity securities of our company or the surviving parent entity following the change in control and have a value at least equal to the value of the original restricted stock on the date of the change of control. In addition, the replacement award must have vesting provisions that generally are the same as those applicable to the original restricted stock award. All unvested restricted stock underlying the replacement award also will vest in the event the named executive officer is terminated other than for cause or resigns for good reason within 24 months of the change in control.
Each of the named executive officers’ performance-vesting restricted stock agreements provides that in the event of the executive officer’s death or disability, or if he or she is terminated without cause or resigns for good reason, the restricted stock that otherwise would vest following the performance period based on actual performance will be prorated based upon the number of months during the performance period that he or she was employed by us (for this purpose, actual performance will be applied for each completed fiscal year in the performance period prior to the named executive officer’s death, disability or termination, and target performance will be assumed for any fiscal year in the performance period that has not yet been completed). However, if a change in control occurs during the performance period, target performance will be deemed to have occurred and the restricted stock will fully vest (subject to proration if the named executive officer terminated service prior to the change in control), unless the named executive officer is provided a replacement award satisfying specified conditions. Among other things, any replacement award must consist of service-vesting restricted stock that relates to publicly traded equity securities of our company or the surviving parent entity following the change in control and have a value at least equal to the value of the original performance-vesting restricted stock on the date of the change in control, assuming target performance is achieved. The replacement award generally must also provide for vesting on the third anniversary of the grant date of the original performance-vesting restricted stock, subject to the same prorated vesting as is described in the first sentence of this paragraph. However, if the named executive officer is terminated other than for cause or resigns for good reason within 24 months following the change in control, the named executive officer will receive the full amount of restricted stock that otherwise would have vested had he or she remained employed throughout the performance period.
Under the term sheets, in the event any payments would be subject to the golden parachute excise tax under the Internal Revenue Code, the payments will be reduced such that no payments will become subject to the excise tax, unless the executive officer would be in a better after-tax position by receiving all payments and paying the applicable excise tax.
A “change in control” generally means:

•
the acquisition by any individual, entity or group (other than Apollo, a person who was an affiliate of ours prior to such acquisition, or any employee benefit plan sponsored or maintained by us or any of our subsidiaries) of beneficial ownership of more than 50% of the voting power of our company.

•
a merger or other business combination involving our company or any of our subsidiaries, or a sale of all or substantially all of our or their assets following which our voting securities outstanding immediately prior to the transaction no longer represent at least 50% of the combined voting power of our securities or, if we are not the surviving entity, such surviving entity (or the entity that purchased all or substantially all of our assets), or any parent or other affiliate of the entity, outstanding immediately after the transaction.

The term “good reason” means:

•
in the case of Mr. Smith (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda HoldCo generally), (ii) the assignment to Mr. Smith of duties materially inconsistent with his duties as set forth in the term sheet or a material diminution of his responsibilities, (iii) a material breach by Noranda HoldCo of the term sheet, (iv) a requirement that Mr. Smith relocate his principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if he is relocated to the new headquarters), or (v) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

•
in the case of all other named executive officers (i) a material reduction in base salary or bonus potential (but not including any pre-change in control diminution related to an across-the-board compensation reduction applying to senior management of Noranda HoldCo and its subsidiaries generally), (ii) a material adverse change in the executive’s title, duties or responsibilities, (iii) a requirement that the executive relocate his or her principal place of employment by more than 50 miles (other than in connection with a pre-change in control relocation of our headquarters, if the executive is relocated to the new headquarters), or (iv) a notice by Noranda HoldCo of non-extension of the term of employment (other than under circumstances where employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by Noranda HoldCo in reasonable good faith).

Under the terms of the term sheets, the named executive officers also agreed to standard confidentiality, non-competition and non-solicitation covenants.
Tables of Benefits Upon Termination and Change in Control Events
The following tables show potential payments to the named executive officers upon several termination of employment events, including without limitation a change in control, assuming a December 31, 2014 termination date. In connection with the amounts shown in the tables:

•
Restricted stock benefit amounts are equal to the product of the number of shares of restricted stock as to which vesting will be accelerated upon the occurrence of the termination event, or upon a change of control where a replacement award is not provided, multiplied by the $3.52 closing price per share of our common stock on December 31, 2014, as reported by the New York Stock Exchange.

•	Health benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

Layle K. Smith	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Change in control	Death or disability
Benefit type	$	$	$	$
Severance payments	5,400,000	3,600,000	—	900,000
Restricted stock	2,683,497	1,704,783	2,683,497	1,704,783
Health benefits	10,188	10,188	—	—
Total	8,093,685	5,314,971	2,683,497	2,604,783

Dale W. Boyles	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Change in control	Death or disability
Benefit type	$	$	$	$
Severance payments	1,040,000	640,000	—	—
Restricted stock	319,824	252,961	319,824	252,961
Health benefits	26,523	17,682	—	—
Total	1,386,347	910,643	319,824	252,961

Gail E. Lehman	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Change in control	Death or disability
Benefit type	$	$	$	$
Severance payments	1,188,618	594,309	—	—
Restricted stock	553,971	352,416	553,971	352,416
Health benefits	26,523	17,682	—	—
Total	1,769,112	964,407	553,971	352,416

Scott M. Croft	Change in control termination without cause or for good reason	Non-change in control termination without cause or for good reason	Change in control	Death or disability
Benefit type	$	$	$	$
Severance payments	1,092,765	546,382	—	—
Restricted stock	553,971	352,416	553,971	352,416
Health benefits	28,829	19,220	—	—
Total	1,675,565	918,018	553,971	352,416

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in monitoring the integrity of Noranda HoldCo’s financial statements, the performance of Noranda HoldCo’s internal audit function, and Noranda HoldCo’s compliance with legal and regulatory requirements. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Noranda HoldCo’s internal control over financial reporting. Ernst & Young LLP, Noranda HoldCo’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Noranda HoldCo’s audited financial statements with generally accepted accounting principles and on whether the financial statements present fairly, in all material respects, the consolidated financial position of Noranda HoldCo, and the consolidated results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles, and (ii) expressing an opinion on the effectiveness of Noranda HoldCo’s internal control over financial reporting.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed Noranda HoldCo’s audited financial statements with management and with Ernst & Young LLP.

2.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.”

3.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Noranda HoldCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,
Alan Schumacher, Chairman
Richard Evans
Thomas Miklich

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2014, regarding shares of our common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)(3))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,794,942 (1)	$2.67 (2)	4,951,462 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,794,942	$2.67	4,951,462

(1)
Includes 1,179,895 shares of common stock subject to stock options, 596,520 shares of common stock subject to service-vesting restricted stock units, 637,784 service-vesting restricted shares, 133,615 shares of common stock subject to performance-vesting restricted stock units and 1,247,128 performance-vesting restricted shares.

(2)
Constitutes the weighted average exercise price of outstanding stock options. Distribution of shares underlying Noranda’s restricted stock and restricted stock unit awards are not subject to payment of an exercise price.

(3)
This number reflects the number of shares of common stock that remained available for future issuance under the Noranda Aluminum Corporation 2014 Long-Term Incentive Plan (the “2014 Plan”). It does not include an aggregate of 2,154,927 shares under the Third Amended and Restated Noranda Aluminum Holding Corporation 2007 Long-Term Incentive Plan and the Noranda Aluminum Holding Corporation 2010 Incentive Award Plan (collectively, the “Prior Plans”) that may be issued only to provide dividend equivalents with respect to outstanding awards under those plans. Following stockholder approval of the 2014 Plan on May 9, 2014, no additional awards could be made under the Prior Plans. As the aggregate total number of shares underlying outstanding awards under the Prior Plans is 3,445,487 (including 1,039,895 shares underlying stock options, which do not entitle the holder to receive dividend equivalents with respect to our payment of regular dividends), we do not currently anticipate that the number of shares to be issued as dividend equivalents under the Prior Plans will exceed a small fraction of the unissued shares under the Prior Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about beneficial ownership of our common stock as of March 23, 2015 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and each nominee for election as a director; (iii) each executive officer named in the 2014 Summary Compensation Table above; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name(1)	Number of Shares Beneficially Owned(2)	Percent of Class
Apollo Funds and affiliates(3)	22,980,000	33.2%
Layle K. Smith	906,549	*
Dale W. Boyles	24,855	*
Gail E. Lehman	85,784	*
Scott M. Croft	215,708	*
William H. Brooks	258,982	*
Eric L. Press(4)	—	—
Matthew H. Nord(4)	—	—
Matthew R. Michelini(4)	—	—
Robert J. Kalsow-Ramos(4)	—	—
Alan H. Schumacher	75,622	*
Thomas R. Miklich	41,787	*
Richard B. Evans	55,828	*
Carl J. Rickertsen	59,788	*
Ronald S. Rolfe	28,635	*
Elliot G. Sagor	—	—
Hotchkis and Wiley Capital Management, LLC(5)	7,067,333	10%
All executive officers and directors as a group (15 persons)	1,753,538	3%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

(2)
Applicable percentage of ownership is based on 69,118,901 shares of our common stock outstanding as of March 23, 2015. Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 23, 2015 and shares underlying restricted stock units and restricted stock that will vest within 60 days of March 23, 2015 are deemed outstanding and to be beneficially owned by the person holding such option, restricted stock unit or restricted stock for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership amounts include shares that may be acquired upon the exercise of options within 60 days of March 23, 2015, as follows: Mr. Smith—400,000; Mr. Brooks—136,200 shares; Mr. Croft—122,600 shares; Mr. Schumacher—20,000 shares; and Mr. Miklich—20,000 shares. Beneficial ownership also includes shares to be acquired upon vesting of restricted stock units within 60 days of March 23, 2015, as follows: Mr. Brooks—2,435 shares; Mr. Schumacher—710 shares; Mr. Evans—2,343 shares, Mr. Rickertsen—2,435 shares; and Mr. Rolfe—2,435 shares. Beneficial ownership also includes shares to be acquired upon vesting of restricted stock within 60 days of March 23, 2015, as follows: Mr. Smith—57,434 shares; Mr. Boyles—8,563 shares; Ms. Lehman—11,903 shares; and Ms. Croft—11,903 shares.

(3)
Represents all equity interests in Noranda HoldCo held of record by Apollo Investment Fund VI, L.P. (“AIF VI”) and Noranda Holdings, LP (“Holdings LP,” together with AIF VI, the “Apollo Funds”). Also includes an aggregate of 140,000 shares issuable upon the exercise of outstanding options issued to Apollo Management VI, L.P. (“Apollo Management VI”) and Apollo Alternative Assets, L.P. (“Alternative Assets”). Noranda Holdings LLC (“Holdings LLC”) is the general partner of Holdings LP and serves as the fiduciary for Apollo Overseas Partners (Germany) VI, L.P. (“Overseas Germany”) with respect to Overseas Germany’s investment in Noranda HoldCo. The members of Holdings LLC are Apollo Overseas Partners VI, L.P. (“Overseas VI”), Apollo Overseas Partners (Delaware) VI, L.P. (“Overseas Delaware”), Apollo Overseas Partners (Delaware 892) VI, L.P. (“Overseas 892”) and AAA Guarantor—Co-Invest VI (B), L.P. (“Co-Invest VI (B)”). AAA MIP Limited (“AAA MIP”) is the general partner of Co-Invest VI (B). Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner or managing general partner of each of AIF VI, Overseas VI, Overseas Delaware, Overseas 829 and Overseas Germany. Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole member of ACM VI, and Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal. Apollo Management VI serves as the investment manager of AIF VI and of Holdings LLC, and as the manager of each of Overseas Germany, Overseas VI, Overseas Delaware and Overseas 892. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Apollo Management VI, Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Alternative Assets provides management services to Co-Invest VI (B) and AAA MIP. Apollo International Management, L.P. (“AIM LP”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International Management GP”) is the general partner of AIM LP. Apollo Management Holdings, LP (“AMH”) is the sole member and manager of Apollo Management GP and

International Management GP. Apollo Management Holdings GP, LLC (“AMH GP”) is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control over the shares of Noranda HoldCo held by the Apollo Funds. The Apollo Funds, Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP, Holdings LLC, Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, Co-Invest VI (B), AAA MIP, Apollo Management VI, AIF VI Management, Apollo Management, Apollo Management GP, AIM LP, International Management GP, AMH and AMH GP each disclaims beneficial ownership of all shares of Noranda HoldCo held by the Apollo Funds or beneficially owned by Apollo Management VI or Alternative Assets, except to the extent of any pecuniary interest therein. The address of AIF VI, Holdings LP, Overseas Delaware, Overseas 892, Alternative Assets, Advisors VI, ACM VI, Apollo Principal, Apollo Principal GP and Holdings LLC is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Overseas VI and Overseas Germany is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of Co-Invest VI (B) is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960. The address of AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands. The address of Apollo Management VI, AIF VI Management, Apollo Management, Apollo Management GP, AIM LP, International Management GP, AMH and AMH GP, and of Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, NY 10019.

(4)
Each of Messrs. Press, Nord, Michelini and Kalsow-Ramos are affiliated with Apollo (see note 3 above), and disclaim beneficial ownership of any shares of Noranda HoldCo that may be deemed beneficially owned by any of the Apollo entities, except to the extent of any pecuniary interest therein. The address of Messrs. Press, Nord, Michelini and Kalsow-Ramos is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

(5)
The address of Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”) is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017. Hotchkis and Wiley has sole voting power with regard to 6,020,333 of the shares listed in the table, and sole dispositive power with respect to all 7,067,333 shares listed in the table. Hotchkis and Wiley is an investment adviser, and disclaims beneficial ownership of the listed shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Hotchkis and Wiley with the SEC on February 13, 2015. This information is of December 31, 2014, and the number of shares listed as beneficially owned by Hotchkis and Wiley may have changed subsequently.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Amended and Restated Securityholders Agreement
Noranda HoldCo, Apollo and those members of our management team who hold shares of our common stock, options to acquire shares of our common stock or restricted stock are party to the amended and restated securityholders agreement, which provides for, among other things, piggyback registration rights, repurchase rights by Noranda HoldCo and Apollo in certain circumstances, demand registration rights for Apollo, and certain restrictions on each such person’s ability to compete with us or solicit our employees or customers.
See “Election of Directors” above for information regarding Apollo’s right to designate director nominees under the terms of the amended and restated securityholders agreement.
Other Transactions
During 2014, prior to February 25, 2014, June 5, 2014 and August 8, 2014, Apollo owned approximately 29%, 21% and 13%, respectively, of Berry Plastics Group, Inc. Apollo ceased to be a stockholder of Berry Plastics Group, Inc. on August 8, 2014. We sell rolled aluminum products to subsidiaries of Berry Plastics Group, Inc. under sales contracts that are renegotiated annually. The original contract was entered into prior to our affiliation with Apollo. Subsequent contracts were the result of arm’s-length negotiations, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties at the time. During the period from January 1 through August 8, 2014, sales to these subsidiaries totaled approximately $4.3 million. Mr. Smith, who became our Chief Executive Officer in March 2008, was the Executive Director at Berry Plastics Corporation from April 2007 to December 2007.
Review and Approval of Related Party and Related Person Transactions
Our Audit Committee is responsible for the review and approval of all related party transactions; however, the Audit Committee does not have a written policy regarding the approval of related person transactions. As part of its review and approval of a related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board selected Ernst & Young LLP as our independent registered public accounting firm for 2015. This selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders.
A representative of Ernst & Young LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.
Fees paid to Ernst & Young LLP
Fees related to the 2014 and 2013 fiscal years payable to Ernst & Young LLP for professional services rendered to Noranda HoldCo and its subsidiaries were (in millions):

	2014	2013
	$	$
Audit fees	2.3	2.0
Tax fees	0.2	0.1
Total	2.5	2.1
Audit Fees. Audit fees relate to professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements and internal control over financial reporting, for the reviews of the unaudited interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services normally provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including reviews of registration statements and periodic reports filed with the SEC.
Tax Fees. Tax fees were related to services for tax compliance and tax advice.
Audit Committee Pre-Approval Procedures
The Audit Committee Charter provides that the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent public registered accounting firm, subject to a “de minimis” exception provided by law for limited services that meet specified conditions and that are approved by the Audit Committee prior to completion of the audit. In addition, the Audit Committee Charter provides that the Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such preapprovals are presented to the full committee at its next scheduled meeting.
The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements and annual reports to stockholders, and, if applicable, notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household annual reports to stockholders and proxy materials, and if applicable, notices of Internet availability of proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate copy of the annual report to stockholders and proxy statement or, if applicable, a separate notice of Internet availability of proxy materials, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219, (800) 937-5449 if the shares are registered in the name of the stockholder. We will send promptly additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the SEC initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2014, except as follows: the initial statement of beneficial ownership for Mr. Kalsow-Ramos was filed after the applicable due date and one statement of changes in beneficial ownership relating to one transaction for each of Messrs. Brooks, Boyles and Miklich and for Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. was filed after the applicable due date. We assist our directors and executive officers in the preparation of their Section 16(a) filings, and the late filings generally were due to administrative error.
OTHER BUSINESS
We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES
Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2016 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Corporate Secretary) no later than December 12, 2015 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.
Any stockholder who wishes to propose any business to be considered by the stockholders at the 2015 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to SEC regulations as described above, or who wants to nominate a person for election to the Board at that meeting, must provide a written notice to our Corporate Secretary that sets forth the specified information described in our by-laws concerning the proposed business or nominee. The notice must be delivered to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above, not earlier than the close of business on January 15, 2016 and not later than the close of business on February 14, 2016. The requirements for the notice are set forth in our by-laws, a copy of which can be obtained upon request directed to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth on the first page of this proxy statement.

ANNUAL REPORT AND FORM 10-K
Our annual report to stockholders for 2014, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 23, 2015, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2014, excluding most exhibits, will be provided without charge to stockholders upon written request to Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, TN 37067, Attention: Corporate Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary

Franklin, Tennessee
April 10, 2015

0

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Lehman and Dale W. Boyles as proxies, each with full power of substitution, to represent and vote all the shares of Common Stock of Noranda Aluminum Holding Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The London NYC, 151 West 54th Street, New York, New York, on May 14, 2015, or any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will vote FOR all of the nominees listed on Proposal 1 (Election of Directors) and FOR Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

1.1 **(Continued and to be signed on the reverse side)** 14475

ANNUAL MEETING OF STOCKHOLDERS OF

NORANDA ALUMINUM HOLDING CORPORATION

May 14, 2015

noranda

IMPORTANTNOTICEREGARDINGTHEAVAILABILITYOFPROXYMATERIALFORTHEANNUALMEETING: The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report are available on the Investor Relations pages of the Company's website at http://www.norandaaluminum.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430000000000000000 8 051415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- O Richard B. Evans
- O Robert J. Kalsow-Ramos
- O Carl J. Rickertsen
- O Alan H. Schumacher

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.